UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 15, 2008

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 29, 2008 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Lee A. Kennedy
President and Chief Executive Officer

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2008 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 29, 2008 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect three Class III directors to serve until the 2011 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year;

3.	to consider and approve the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 31, 2008 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson
Corporate Secretary

Jacksonville, Florida
April 15, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 29, 2008 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2008 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FIS” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries; all references to “Certegy” are to Certegy Inc., and its subsidiaries, prior to the Certegy Merger described below; all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of our shares through November 9, 2006; and all references to FNF are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Our business operations and organizational structure result from the February 1, 2006, business combination of Certegy and Former FIS (the “Certegy Merger”), pursuant to which Former FIS was merged into a wholly-owned subsidiary of Certegy. Immediately after the Certegy Merger, the stockholders of Former FIS, including its then-majority stockholder old FNF, owned approximately 67.4% of our outstanding common stock. Accordingly, for accounting and financial reporting purposes, the Certegy Merger was treated as a reverse acquisition of Certegy by Former FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles. The Certegy Merger was also a tax free merger under section 368(a) of the Internal Revenue Code. Following the Certegy Merger, our name changed from “Certegy Inc.” to “Fidelity National Information Services, Inc.” and our New York Stock Exchange trading symbol from “CEY” to “FIS”. In November 2006, old FNF (after other transactions in which it distributed all of its assets other than its ownership in FIS) merged with and into FIS (the “FNF Merger”). Upon completion of the FNF Merger, FIS became an independent publicly traded company, and old FNF ceased to exist. The assets distributed by old FNF prior to the FNF Merger included its ownership in Fidelity National Title Group, Inc., which following the FNF Merger renamed itself Fidelity National Financial, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 31, 2008 are entitled to vote. On that day, 199,005,750 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FIS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Executive Chairman and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class III directors to serve until the 2011 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

•	Proposal No. 3 asks you to approve the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, or the omnibus incentive plan.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FIS’s articles of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the three people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•	For Proposal No. 3 regarding the approval of the omnibus incentive plan, in order to satisfy the listing standards of the New York Stock Exchange, or NYSE, the total vote cast with respect to the proposal concerning the omnibus incentive plan must represent more than 50% of the total number of shares entitled to vote on the proposal, and a majority of the shares voted must be voted in favor of the proposal. If obtained, this vote will also satisfy Georgia law requirements for approval of such a plan.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” With respect to Proposal No. 3, a broker non-vote is not a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent more than 50% of the total number of shares entitled to vote on the proposal.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving Proposal No. 2 exceed the number of shares present or represented by proxy and entitled to vote opposing it, abstentions will have no effect. With respect to Proposal No. 3, an abstention or direction to withhold authority is a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent over 50% of the total number of shares entitled to vote on the proposal.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: 2 North LaSalle Street, Chicago, Illinois 60602; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with FIS	Age(1)	Since

Marshall Haines	Director Member of the Corporate Governance and Nominating Committee	40	2006
David K. Hunt	Director Chairman of the Audit Committee	62	2001
Cary H. Thompson	Director Member of the Compensation Committee	51	2006

(1)	As of April 1, 2008.

Marshall Haines.  Marshall Haines has served as a director of FIS since February 2006. Since March 2004, Mr. Haines has been a principal of Tarrant Partners, L.P., an affiliate of Texas Pacific Group. Prior to joining Tarrant Partners, Mr. Haines worked with Bain Capital for ten years, specializing in leveraged buyout transactions in a variety of industries.

David K. Hunt.  David K. Hunt has served as a director of FIS since June 2001. Mr. Hunt is a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an

internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. From January 1997 to April 1999, he served as President, Chief Executive Officer, and a director of Global Payment Systems, a transaction processing service provider.

Cary H. Thompson.  Cary H. Thompson has served as a director of FIS since February 2006. Mr. Thompson served as a director of old FNF from 1992 until the FNF Merger in November 2006. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson also serves as a director of FNF and SonicWall Corporation.

Information About Our Directors Continuing in Office

Term Expiring 2009

			Director
Name	Position with FIS	Age(1)	Since

William P. Foley, II	Director Executive Chairman, Chairman of the Executive Committee	63	2006
Robert M. Clements	Director Member of the Audit Committee and the Executive Committee	45	2006
Thomas M. Hagerty	Director Chairman of the Compensation Committee	45	2006
Daniel D. (Ron) Lane	Director Member of the Compensation Committee	73	2006

(1)	As of April 1, 2008.

William P. Foley, II.  William P. Foley, II has served as a director of FIS since February 2006 and is the Executive Chairman of the Board. Mr. Foley has also served as the executive Chairman of the Board of FNF since October 2005. Mr. Foley served as Chief Executive Officer of FNF from October 2006 until May 2007. Mr. Foley served as Chairman of the Board and Chief Executive Officer of old FNF from that company’s formation in 1984 until the FNF Merger.

Robert M. Clements.  Robert M. Clements was elected to the Board on July 1, 2006. Mr. Clements is the Chairman and CEO of EverBank Financial Corporation, the holding company for EverBank. Mr. Clements joined EverBank in 1994 and has served as President and CEO of EverBank Financial Corporation since its formation in 1997.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of FIS since February 2006. Mr. Hagerty served as a director of old FNF from January 2005 until the FNF Merger in November 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of FNF and MGIC Investment Corporation.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of FIS since February 2006. Mr. Lane served as a director of old FNF from 1989 until the FNF Merger in November 2006. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He also serves as a director of FNF and CKE Restaurants, Inc.

Term Expiring in 2010

			Director
Name	Position with FIS	Age(1)	Since

Lee A. Kennedy	Director, President and Chief Executive Officer Member of the Executive Committee	57	2001
Keith W. Hughes	Director	61	2002
	Member of the Audit Committee and Chairman of the Corporate Governance and Nominating Committee
James K. Hunt	Director	56	2006
	Member of the Corporate Governance and Nominating Committee
Richard N. Massey	Director	52	2006
	Member of the Executive Committee

(1)	As of April 1, 2008.

Lee A. Kennedy.  Lee A. Kennedy has served as a director and as President and Chief Executive Officer of FIS since March 5, 2001. Prior to the Certegy Merger, he also served as the Chairman of Certegy from February 2002 until February 2006, and as the President of Certegy from March 2001 until May 2004. Prior to that, he served as President, Chief Operating Officer and director of Equifax Inc., a leading provider of consumer credit and other business information, from June 1999 until June 29, 2001. Mr. Kennedy also serves as a director of Equifax.

Keith W. Hughes.  Keith W. Hughes has served as a director of FIS since August 2002. Mr. Hughes is currently a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes also serves as a director of Texas Industries Inc. and Pilgrim’s Pride.

James K. Hunt.  James K. Hunt has served as a director of FIS since April 2006. Since May 2007, Mr. Hunt has served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., a credit affiliate of Thomas H. Lee Partners, L.P. providing capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions. Previously, Mr. Hunt founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of Primus Guaranty, Ltd.

Richard N. Massey.  Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey also served as a director of old FNF from January 2006 until the FNF Merger in November 2006. Mr. Massey is currently Executive Vice President and General Counsel of Alltel Corporation and has been since January 2006. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FNF.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is eleven.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2011:

Marshall Haines
David K. Hunt
Cary H. Thompson

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2008 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2007 and 2006, we were billed the following fees by KPMG:

	2007	2006

Audit Fees	$4,373,516	$3,746,436
Audit-Related Fees	570,428	773,345
Tax Fees	19,479	100,256
All Other Fees	3,621	257,283

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2007 and 2006 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2007 and 2006 consisted principally of fees for SAS 70 audits and audits of employee benefit plans including billings for out-of-pocket expenses incurred.

Tax Fees.  Tax fees for 2007 and 2006 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees.  All other fees for 2007 consisted principally of fees for assistance with certain regulatory filings in foreign jurisdictions, and for 2006 consisted principally of fees for identity theft/privacy enablement services and information technology risk assessment services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

PROPOSAL NO. 3:  APPROVAL OF THE FIDELITY NATIONAL INFORMATION
SERVICES, INC. 2008 OMNIBUS INCENTIVE PLAN

Purpose of the Plan and Description of the Proposal

Our board of directors has adopted and recommends that our shareholders approve the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, or omnibus incentive plan, to replace the Certegy Inc. Stock Incentive Plan (as amended and restated on October 23, 2006), which we refer to as the Certegy plan. Grants under the omnibus incentive plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards. If approved by shareholders, the omnibus incentive plan will authorize awards in respect of an aggregate of 11,200,000 shares of our common stock. This amount includes 10,500,000 shares newly authorized under the omnibus incentive plan, and 700,000 shares previously authorized under the Certegy plan which have not yet been awarded and will be available for grant under the omnibus incentive plan. If shareholder approval of the omnibus incentive plan is received at the annual meeting, no further awards will be granted under the Certegy plan. Of the 11,200,000 shares authorized under the plan, no more than 6,000,000 shares will be available for grants of “full-value” awards, meaning awards other than stock options, stock appreciation rights or other awards for which the recipient pays the exercise price.

We had 17,298,035 stock options outstanding as of December 31, 2007, with a weighted average exercise price of $33.22 and a weighted average remaining term of 6.39 years. We also had 136,951 full-value awards outstanding as of December 31, 2007. On March 31, 2008, the closing price of our common stock was $38.14 per share.

The purpose of the omnibus incentive plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The omnibus incentive plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our shareholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock options, the core of our historical long-term incentive program, have been very effective over the years in enabling us to attract and retain the talent critical to operate as a global provider of processing services to financial institutions. We believe that stock ownership has focused our key employees on improving our performance, and has helped to create a culture that encourages employees to think and act as shareholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.

We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and shareholder returns. We believe that the omnibus incentive plan will enable us to continue to align executive and shareholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the omnibus incentive plan important to our future success.

Description of the Omnibus Incentive Plan

The complete text of the omnibus incentive plan is set forth as Annex A hereto. The following is a summary of the material features of the omnibus incentive plan and is qualified in its entirety by reference to Annex A.

Effective Date and Duration

If approved by our shareholders, the omnibus incentive plan will become effective on May 29, 2008, and will authorize the granting of awards for up to ten years. The omnibus incentive plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The omnibus incentive plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the plan, the awards granted under the plan may be amended by the compensation committee of our board of directors at any time, provided that no such action to the plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under the New York Stock Exchange’s listing standards or to comply with securities laws may become effective without shareholder approval.

Administration of the Omnibus Incentive Plan

The omnibus incentive plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus incentive plan and any award agreement or other instrument entered into under the omnibus incentive plan; establish, amend and waive rules and regulations for the administration of the omnibus incentive plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the omnibus incentive plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Omnibus Incentive Plan

Awards under the omnibus incentive plan may be made in FIS common stock. The maximum number of shares with respect to which awards may be granted under the plan is 11,200,000 (which includes 10,500,000 shares newly authorized under the omnibus incentive plan, and 700,000 shares previously authorized under the Certegy plan which have not yet been awarded and will be available for grant under the omnibus incentive plan). All of these shares may be issued pursuant to incentive stock options. No more than 6,000,000 shares may be awarded as awards other than options, stock appreciation rights, or other awards for which the participant pays the exercise price.

If an award under the omnibus incentive plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus incentive plan.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the omnibus incentive plan.

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the committee shall cause an equitable adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the omnibus incentive plan, (ii) in the individual annual limitations on each type of award under the omnibus incentive plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights.

Share Counting

The omnibus incentive plan does not permit shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an Award to be available for future grants under the plan, nor does it permit us to use the cash proceeds from option exercises to repurchase shares on the open market for reuse in the plan. Any SARs issued under the omnibus incentive plan will be counted as one share issued regardless of whether the Company issues net shares to the participant.

Repricing

Neither FIS nor our compensation committee may (i) reduce the exercise price of outstanding options (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options and grant substitute options with a lower exercise price, or (iii) purchase outstanding underwater options from participants for cash.

Eligibility and Participation

Eligible participants include all employees, directors and consultants of FIS and our subsidiaries, as determined by the committee.

Maximum Grants under the Omnibus Incentive Plan

For purposes of Section 162(m) of the Internal Revenue Code, (i) the maximum number of our shares with respect to which stock options or SARs may be granted to any participant in any fiscal year is 4,000,000 shares; (ii) the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iii) the maximum number of our shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vi) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the omnibus incentive plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus incentive plan.

Stock Options.  The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the omnibus incentive plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FIS or any subsidiary). Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FIS or any subsidiary).

The exercise price of options granted under the omnibus incentive plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may also award dividend equivalent payments in connection with a stock option.

Stock Appreciation Rights.  SARs granted under the omnibus incentive plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARS granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.

Restricted Stock.  Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.

Restricted Stock Units and Performance Shares.  RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the omnibus incentive plan shall be at least equal to the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units.  Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

Other Cash and Stock-Based Awards.  Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents.  Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Replacement Awards.  Replacement awards are awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total shareholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. With respect to any awards intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the omnibus incentive plan will become immediately exercisable, any restriction imposed on restricted stock, RSUs and other awards granted under the omnibus incentive plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus incentive plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus incentive plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the minimum withholding obligation.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to options awarded under the omnibus incentive plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant.  There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the omnibus incentive plan.

Exercise.  The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with FIS. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition.  If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax.  Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to FIS

There are no federal income tax consequences to FIS by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time an SAR is granted. Upon settlement of an SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units and Other Awards

Restricted stock units and other awards granted under the omnibus incentive plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the omnibus incentive plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 199,005,750 shares of FIS common stock outstanding as of March 31, 2008. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

Capital World Investors(1)	13,265,000	6.67%
Glenview Capital Management, LLC(2)	15,230,512	7.65%

(1)	According to a Schedule 13G filed February 11, 2008, Capital World Investors, a division of Capital Research Management Company (“CRMC”) whose address is 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 13,265,000 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	According to a Schedule 13G filed December 6, 2007, Glenview Capital Management, LLC and Lawrence M. Robbins, whose address is 767 Fifth Avenue, 44th Floor, New York, NY 10153, may be deemed to be the beneficial owner of 15,230,512 shares. This amount consists of: (A) 419,890 shares held for the account of Glenview Capital Partners; (B) 6,109,456 shares held for the account of Glenview Capital Master Fund; (C) 2,883,017 shares held for the account of Glenview Institutional Partners; (D) 700,719 shares held for the account of the GCM Little Arbor Master Fund; (E) 124,304 shares held for the account of GCM Little Arbor Institutional Partners; (F) 3,078,965 shares held for the account of Glenview Capital Opportunity Fund; (G) 1,797,019 shares held for the account of Glenview Offshore Opportunity Master Fund; (H) 9,427 shares held for the account of GCM Little Arbor Partners; and (I) 107,715 shares held for the account of GCM Opportunity Fund.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number			Percent
Name	Shares Owned		of Options(1)	Total		of Total

Brent B. Bickett	94,756		415,450	510,206		*
Jeffrey S. Carbiener	75,116		320,042	395,158		*
Robert M. Clements	—		4,000	4,000		*
William P. Foley, II	2,501,325	(2)	1,097,983	3,599,308	(2)	1.80%
Thomas M. Hagerty	4,031		12,360	16,391		*
Marshall Haines	—		4,000	4,000		*
Keith W. Hughes	5,192		4,000	9,192		*
David K. Hunt	11,163	(3)	9,471	20,634	(3)	*
James K. Hunt	—		4,000	4,000		*
Lee A. Kennedy	291,844	(4)	1,418,972	1,710,816	(4)	*
Daniel D. (Ron) Lane	74,362		78,934	153,296		*
Richard N. Massey	58,169		4,000	62,169		*
Alan L. Stinson	6,845		242,346	249,191		*
Eric D. Swenson	16,803		50,582	67,385		*
Cary H. Thompson	4,029		34,778	38,807		*
All Directors and Officers (24 persons)	3,215,735		4,177,530	7,393,265		3.64%

*	Represents less than 1% of our common stock.

(1)	Represents shares subject to stock options that are exercisable on March 31, 2008 or become exercisable within 60 days of March 31, 2008.

(2)	Included in this amount are 1,316,404 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 311,222 shares held by Foley Family Charitable Foundation. Additionally, 131,096 shares included in this amount are pledged in connection with a collateral account held by Mr. Foley at Wachovia Bank, N.A.

(3)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife.

(4)	Included in this amount are 258 shares held by Mr. Kennedy’s children.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2007, about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders	17,298,035	$33.22	1,347,498
Equity compensation plans not approved by security holders	—	—	—

Total	17,298,035	$33.22	1,347,498

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age

William P. Foley, II	Executive Chairman	63
Lee A. Kennedy	President and Chief Executive Officer	57
Jeffrey S. Carbiener	Executive Vice President and Chief Financial Officer	45
Brent B. Bickett	Executive Vice President, Strategic Planning	43
Francis K. Chan	Senior Vice President, Chief Accounting Officer and Controller	38
Ronald D. Cook	Senior Vice President and General Counsel	44
Michael L. Gravelle	Executive Vice President, Legal	46
Gary A. Norcross	President and Chief Operations Officer, Transaction Processing Services	42
Michael P. Oates	Senior Vice President, Human Resources	48
Frederick C. Parvey	Executive Vice President, Chief Information Officer	56
Francis R. Sanchez	President, Strategic Development	50
Daniel T. Scheuble	President, Mortgage Processing Services	49
Eric Swenson	President, Mortgage Information Services	48

Jeffrey S. Carbiener has served as Executive Vice President and Chief Financial Officer of FIS since February 2006, and served as the Executive Vice President and Group Executive, Check Services of Certegy from June 2001 until February 2006. Prior to joining FIS, Mr. Carbiener served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001.

Brent B. Bickett has served as Executive Vice President, Strategic Planning of FIS since February 2006. Mr. Bickett joined old FNF in January 1999, where he held the position of Executive Vice President, Corporate Finance and was responsible for mergers and acquisitions and business development efforts. Prior to joining old FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999. Mr. Bickett also serves as Executive Vice President, Corporate Finance of FNF.

Francis K. Chan has served as Senior Vice President, Chief Accounting Officer and Controller since December 2005 and manages the accounting and financial reporting functions. Additionally, Mr. Chan is responsible for the Company’s Sarbanes-Oxley 404 compliance. From July 1995 through December 2005, Mr. Chan served in various management roles including as Vice President and Controller of old FNF. Prior to that, Mr. Chan was employed by KPMG LLP.

Ronald D. Cook has served as Senior Vice President and General Counsel since May 2006, and served as Certegy’s Senior Vice President and Associate General Counsel from September 2002 through February 2006. Prior to that, Mr. Cook founded and managed a private law firm in Tampa, Florida from August 1998 through September 2003. He was Assistant Vice President and Associate Group Counsel for Equifax Inc. from May 1993 until August 1998.

Michael L. Gravelle has served as Executive Vice President, Legal of FIS since June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, since 2003, he served as Senior Vice President of old FNF and as Senior Vice President, General Counsel and Secretary of Former FIS. Mr. Gravelle joined Former FIS from Alltel Information Services, Inc., where he had served as Senior Vice President, General Counsel and Secretary since 2000. Mr. Gravelle also serves as Executive Vice President, Legal of FNF.

Gary A. Norcross has served as Executive Vice President, Integrated Financial Solutions of FIS since February 2006. Prior to that, he held the position of President of Integrated Financial Solutions of Former FIS since June 1996. He served Former FIS in various capacities since May 1988.

Michael P. Oates has served as Senior Vice President, Human Resources of FIS since September 2007, and oversees all personnel and employee benefit programs as well as employment-related legal matters. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004. Mr. Oates served as Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

Frederick C. Parvey has served as Executive Vice President and Chief Information Officer since May 2006. Prior to his appointment as CIO, Mr. Parvey served as Senior Vice President, Director of Real Estate and Construction from April 2003. Mr. Parvey joined Former FIS from Alltel Information Services, where he served as Senior Vice President, U.S. Operations from January 2002 until April 2003 and as Senior Vice President, Technology Services, Residential Lending Solutions from May 1997 to January 2002.

Francis R. Sanchez has served as Executive Vice President, Enterprise Banking Solutions of FIS since February 2006. Prior to that, since April 2004, he served as an Executive Vice President of Former FIS and President of the Leveraged Product Development division. Prior to joining Former FIS, Mr. Sanchez served in many positions at Sanchez Computer Associates, Inc. since 1980, including as Chief Executive Officer. Sanchez Computer Associates, Inc., a Nasdaq listed international bank technology company that specialized in real-time banking systems for the global market, enterprise customer integration systems and complete internet banking outsourcing, was acquired by Former FIS in April 2004.

Daniel T. Scheuble has served as Executive Vice President, Mortgage Processing Services of FIS since April 2006. Mr. Scheuble joined Former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining Former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Eric Swenson has served as Executive Vice President, Lender Processing Services of FIS since April 2006. Prior to that time, Mr. Swenson was an Executive Vice President of old FNF and served as the President of the Lender Outsourcing Division of Former FIS from January 2004 until April 2006. From August 2001 through December 2003, Mr. Swenson held several positions with Fidelity National Information Solutions, Inc., which was a majority-owned subsidiary of old FNF, including Executive Vice President, Chief Operating Officer and President. Prior to August 2001, Mr. Swenson was an Executive Vice President and Regional Manager with old FNF.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for William P. Foley, II, our Executive Chairman; Lee A. Kennedy, our President and Chief Executive Officer; Jeffrey S. Carbiener, our Executive Vice President and Chief Financial Officer; and Brent B. Bickett and Eric D. Swenson, who serve as Executive Vice Presidents of Strategic Planning and Loan Transaction Services, respectively, and were our two other most highly compensated executive officers during 2007. We also discuss the compensation of Alan L. Stinson, our Executive Vice President, Finance, who would have been one of our most highly compensated executive officers had he not stepped down as an executive officer in May 2007 (together with Messrs. Foley, Kennedy, Carbiener, Bickett and Swenson, the named executive officers).

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results. Retaining our key employees also is a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of the executives with those of the shareholders. We have a history of delivering strong results for our shareholders, and we believe our practice of linking compensation with corporate performance has contributed significantly to that track record.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee has the responsibility to approve and monitor all compensation for our named executive officers. Our President and Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our Executive Chairman may also make recommendations with respect to equity-based incentive compensation awards. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our Executive Chairman and our President and Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, the compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets and long-term incentive targets, focusing on levels of compensation from the 50th to the 75th percentiles of market data. These levels of total compensation provide a point of reference for the committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Apex Group, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives. Strategic Apex Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2007 compensation levels, Strategic Apex Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Apex Group used two different marketplace data sources: (1) surveys prepared by Hewitt Associates and Towers Perrin, which together contain data on approximately 700 companies, and (2) a group of 14 publicly-traded companies. The 14 companies were:

•	Affiliate Computer Services, Inc.

•	Automatic Data Processing, Inc.

•	CA, Inc.

•	DST Systems, Inc.

•	First Data Corporation

•	Fiserv, Inc.

•	Intuit Inc.

•	MasterCard Incorporated

•	NCR Corporation

•	SunGard Data Systems Inc.

•	Symantec Corporation

•	The Western Union Company

•	Telephone & Data Systems, Inc.

•	Unisys Corporation

These companies are all in the same general industry as us and were selected either because they have comparable annual revenues or because they compete directly with us for key employees. This compensation information provided by Strategic Apex Group provided a basis for the evaluation of total executive compensation paid to our executive officers, but many other factors were considered by our compensation committee.

Allocation of Total Compensation for 2007

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some limited perquisites. These benefits and perquisites are described later. The compensation committee generally allocates our executive officers’ compensation based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation, based on the marketplace data provided by Strategic Apex Group, and each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2007, our named executive officers’ compensation was allocated among annual salary, annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

The compensation committee believes performance-based incentive compensation comprising 60% to 90% of total target compensation is appropriate. The compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our shareholders. Consequently, for 2007, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options.

When allocating Mr. Foley’s compensation among base salary and annual and long-term incentives, the compensation committee considers that Mr. Foley is not employed exclusively by us. Because Mr. Foley does not dedicate 100% of his time on a day-to-day basis to FIS matters, the compensation committee has allocated a smaller portion of his annual compensation to base salary. Rather, because of Mr. Foley’s unique experience and his contributions to and impact on our long-term strategy and success, the compensation committee has heavily weighted Mr. Foley’s compensation toward at-risk, performance-based annual and long-term incentive opportunities.

2007 Executive Compensation Components

For 2007, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2007 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of our total compensation package, as our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the Company.

Annual Performance-Based Cash Incentive

We award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. We provide the annual incentives to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2007, annual incentive award targets were established by the compensation committee as described above for our named executive officers as a percentage of the individual’s base salary. For 2007, Mr. Foley’s annual incentive target was 250% of base salary, Mr. Kennedy’s target was 200% of base salary, Mr. Carbiener’s, Mr. Bickett’s and Mr. Stinson’s target was 150% of base salary, and Mr. Swenson’s target was 100% of base salary.

Actual payout could range from one-half to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. However, no annual incentive payments are payable to an executive officer if the pre-established, minimum performance thresholds are not met. The ranges of possible payments under FIS’s annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2007, the compensation committee established performance goals relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, table driven measures, and the compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts.

Annual incentive awards for 2007 for the named executive officers were based on meeting weighted objectives for revenue growth (2007 target of 7.95% growth) and earnings before interest and taxes, or EBIT (2007 target of 17.56% growth), two key measures in evaluating the performance of our business. EBIT is calculated by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. For purposes of determining whether the targets under the annual incentive plan have been met, FIS also adjusts its revenue and EBIT results for the financial impact of certain events and activities, including merger, acquisition and divestiture activities, certain integration activities, and other restructuring charges, and for the impact of changes in foreign currency from budgeted rates.

Each of these targets was equally weighted. For 2007, our actual financial results relating to the performance goals exceeded the target level but fell just short of the maximum level with respect to revenue growth (2007 revenue growth was 9.14%), and met the threshold level with respect to EBIT growth (2007 EBIT growth was 14.6%). Because we met but did not exceed threshold performance levels on the EBIT performance measures, the compensation committee exercised its discretion and determined to pay only for exceeding target on the revenue growth performance measure. Accordingly, the incentive awards earned by the named executive officers, when combined, exceeded their threshold levels, but were less than the target levels. The annual incentive amounts earned under the annual incentive plan were approved by the compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Long-Term Equity Incentive Awards

We use our shareholder approved amended and restated Certegy, Inc. Stock Incentive Plan, or the Certegy plan, for long-term incentive awards. We have historically used nonqualified stock options as our primary form of equity compensation, although the Certegy plan is an omnibus plan that authorizes us to grant stock appreciation rights, restricted stock and restricted stock units. We believe stock options assist in our goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders. A description of the Certegy plan can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

Our general practice is to make awards during the fourth quarter of each year at a meeting of the compensation committee held following the release of third quarter earnings. We also may grant awards in connection with significant new hires or promotions.

In 2007, the compensation committee approved grants of nonqualified stock options to Messrs. Foley, Kennedy, Carbiener, Bickett and Swenson. The exercise prices and number of shares subject to these grants are disclosed in the Grants of Plan-Based Awards table. Mr. Stinson, who ceased to serve as an executive officer of FIS in May 2007, did not receive any stock options in 2007.

The stock option award amounts were determined based on the following:

•	an analysis of competitive marketplace compensation data provided to the compensation committee by Strategic Apex Group;

•	the executive’s level of responsibility and ability to influence our performance;

•	the executive’s level of experience and skills;

•	the need to retain and motivate highly talented executives; and

•	the Company’s business environment, objectives and strategy.

In each case, the stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us and have a seven year term. In addition to aligning the executive’s interest with the interests of our shareholders, our compensation committee believes these stock option awards aid in retention, because the executive must remain with FIS for three years before the options become fully exercisable.

The compensation committee also approved grants of restricted stock to Mr. Kennedy and Mr. Carbiener. Mr. Kennedy received a grant of 6,600 shares and Mr. Carbiener received a grant of 5,500 shares. The restricted stock awards were granted in March 2007 as a merit bonus for their performance in 2006, particularly with respect to the integration of Certegy and Former FIS. These awards vest on the first anniversary of the date of grant.

In addition, in May 2007, certain of our executive officers, including Messrs. Foley, Kennedy, Bickett and Stinson, were awarded options to purchase shares of FNRES Holdings, Inc., or FNRES, an affiliate in which FIS holds a minority interest. The options were granted under the FNRES Holdings, Inc. 2007 Stock Incentive Plan, or the FNRES Stock Plan, with performance-based vesting conditions. The grants were approved by the FNRES board and by our compensation committee. The options were granted in consideration of services to be provided by the executive officers to FNRES, to encourage the executive officers to work toward increasing FNRES’s stock price and to achieve the performance goals upon which the vesting of the stock options is contingent. The exercise prices and number of shares subject to these awards are provided in the Grants of Plan-Based Awards table and the related footnote. A description of the FNRES Stock Plan can be found in the narrative following the Grants of Plan-Based Awards table.

Further details concerning the stock option grants made in 2007 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Year-End table and the related footnotes.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. In addition, Messrs. Kennedy and Carbiener participate in the Special Supplemental Executive Retirement Plan, or special plan. In 2007, Messrs. Kennedy and Carbiener also participated in the frozen Fidelity National Information Services, Inc. Pension Plan, or pension plan, and Mr. Kennedy participated in our Supplemental Executive Retirement Plan, or SERP.

Pension Plan

Executive pensions are not a significant component of our compensation programs. However, in connection with the Certegy Merger, we acquired the pension plan. Shortly thereafter, we froze the pension plan, effective May 31, 2006, and do not offer pensions to new employees. No pension benefits accrued after the freeze date. In July 2007, we received a determination letter from the Internal Revenue Service permitting us to distribute all pension plan benefits in the form of lump sums and annuity contracts, and to terminate the plan effective as of May 31, 2006. Of the named executive officers, only Messrs. Kennedy and Carbiener participated in the pension plan in 2007. We discuss material terms of the pension plan in the narrative following the Pension Benefits table.

Supplemental Executive Retirement Plan

The SERP was adopted by Certegy for certain of its executive officers, including Mr. Kennedy, and became effective on November 5, 2003. We assumed sponsorship of the SERP in the Certegy Merger. The SERP is a nonqualified defined benefit pension plan that is intended to provide retirement benefits that supplement the retirement benefits provided under the pension plan. The SERP was amended on December 31, 2007 to disallow new participants from joining the SERP, freeze the accrued benefit in participants’ accounts and to prevent the accrual of additional benefits, and to allow participants to change the time and form of their SERP payments.

Mr. Kennedy, the only named executive officer who participated in the SERP, took a full distribution of his accrued benefit under the SERP in the amount of $10,432,656 on January 31, 2008. Material terms of the SERP are described in the narrative following the Pension Benefits table.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

We also maintain the Executive Life and Supplemental Retirement Benefit Plan, which we refer to as the split dollar plan, and the Special Supplemental Executive Retirement Plan, which we refer to as the special plan. The split dollar plan was established by Certegy in connection with the spin-off of Certegy from Equifax Inc. The purpose of the plan was to reward executives for their service to Certegy and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. To address changes in applicable law resulting from the Sarbanes-Oxley Act of 2002, the split dollar plan was amended in 2003 to eliminate certain executive officers’ deferred cash accumulation benefits under the split dollar plan. As a result of the amendment, Messrs. Kennedy and Carbiener retained death benefits under the split dollar plan, but no longer have deferred cash accumulation benefits under the split dollar plan. To replace the lost cash accumulation benefits, Certegy adopted the special plan. The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Messrs. Kennedy’s and Carbiener’s benefits under the special plan, as well as material terms of the special plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,500 in 2007). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of our common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. None of the named executive officers currently have account balances under the deferred compensation plan.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2007, certain executive officers received the following perquisites: personal use of corporate airplane; club membership fees; assistance with financial planning; and car allowance. The compensation committee regularly reviews the perquisites granted to our executive officers. We recently stopped providing club membership fees, car allowances and, except with respect to Mr. Foley, financial planning assistance. The compensation committee regularly reviews the perquisites provided to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2007 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors, except Robert M. Clements, Marshall Haines and James K. Hunt, met the stock ownership guidelines as of December 31, 2007. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the Certegy plan. Compensation paid under our annual incentive plan and awards granted under the Certegy plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share Based Payment, which we refer to as FAS 123(R).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas M. Hagerty, Chairman
Cary H. Thompson
Daniel D. (Ron) Lane

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our Executive Chairman, our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers during 2007, and one additional person who would have been one of our most highly compensated executive officers had he not stepped down as an executive officer in May 2007 (together, the named executive officers). Mr. Swenson’s 2006 compensation is not shown because he was not a named executive officer in 2006 and his compensation information has not previously been disclosed. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
Name and				Stock	Option	Compensation	Compensation	All Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

William P. Foley II	2007	537,500	—	729,329	10,050,710	913,913	—	187,253	12,418,705
Executive Chairman	2006	417,535	—	152,598	13,007,899	2,407,821	—	161,774	16,147,627
Lee A. Kennedy	2007	958,333	—	226,257	3,874,646	989,176	5,552,158	51,690	11,652,260
President and Chief Executive Officer	2006	692,308	6,250,000	—	3,462,110	1,500,000	875,451	48,356	12,828,225
Jeffrey S. Carbiener	2007	485,897	—	188,547	1,257,496	375,887	61,754	14,888	2,384,469
Executive Vice President and Chief	2006	359,627	500,000	—	1,111,763	600,000	61,595	329,100	2,962,085
Financial Officer
Brent B. Bickett	2007	401,250	—	102,106	2,112,014	317,526	—	59,730	2,992,626
Executive Vice President,	2006	241,520	—	21,364	1,925,058	598,587	—	18,514	2,805,043
Strategic Planning
Eric D. Swenson	2007	497,740	—	99,099	658,960	250,591	—	51,974	1,558,364
President, Mortgage Information Services
Alan L. Stinson*	2007	203,750	—	102,106	2,090,129	161,236	—	8,223	2,565,444
Executive Vice President, Finance	2006	241,520	—	21,364	1,925,058	598,587	—	1,765	2,788,294

*	Mr. Stinson ceased to be designated as an executive officer of the Company effective as of May 30, 2007. However, Mr. Stinson continues to serve in a limited capacity as our Executive Vice President, Finance.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or deferred compensation plans.

(2)	Represents contractual bonuses paid in 2006 in connection with the Certegy Merger.

(3)	With respect to Messrs. Foley, Bickett, Swenson and Stinson, represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal years ended December 31, 2007 and 2006, of restricted stock awards granted by old FNF in 2003 and assumed by us in the FNF Merger. With respect to Messrs. Kennedy and Carbiener, amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to restricted stock awards granted by us as a merit bonus in 2007.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal years ended December 31, 2007 and 2006, of stock option awards granted in and prior to fiscal years 2007 and 2006. These awards consisted of options granted by us and options granted to acquire shares of old FNF under old FNF plans that we assumed in the FNF Merger. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008. For Messrs. Foley, Bickett and Stinson, 2006 amounts include $8.9 million, $1.2 million and $1.2 million, respectively, recorded relating to FIS’s performance-based stock option awards for which the vesting criteria was met during 2006 after the Certegy Merger.

(5)	Represents amounts paid pursuant to our annual incentive plan which were earned in 2006 and paid in 2007, and earned in 2007 and paid in 2008, respectively.

(6)	Represents the change in pension value for Mr. Kennedy under the SERP and the special plan and for Mr. Carbiener under the special plan.

(7)	Amounts shown for 2007 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane; club membership fees; financial planning services; and car allowance as set forth below:

	Foley	Kennedy	Carbiener	Bickett	Swenson	Stinson

401(k) Matching Contributions	$—	$6,750	$6,750	$—	$6,750	$—
ESPP Matching Contributions	15,000	—	—	7,913	30,000	7,913
Restricted Stock Dividends	2,217	1,320	825	310	9,095	310
Life Insurance Premiums	371	268	93	90	129	—
Dividends from Split Dollar Plan	—	40,192	7,220	—	—	—
Personal Airplane Use	71,753	—	—	38,387	—	—
Club Membership Fees	56,756	3,160	—	13,028	—	—
Financial Planning Services	41,156	—	—	—	—	—
Car Allowance	—	—	—	—	6,000	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards

					(d)	(e)
					All Other	All Other
					Stock	Option		(g)
		Estimated Possible Payouts			Awards:	Awards:	(f)	Grant Date
		Under Non-Equity Incentive			Number of	Number of	Exercise or	Fair Value of
		Plan Awards(1)			Shares of	Securities	Base Price of	Stock and
		(a)	(b)	(c)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)

William P. Foley, II	12/20/2007	—	—	—	—	600,000	$42.56	7,710,120
	5/14/2007	—	—	—	—	400,000	$10.00	208,100
	N/A	671,875	1,343,750	4,031,251	—	—	—	—
Lee A. Kennedy	12/20/2007	—	—	—	—	600,000	$42.56	7,710,120
	5/14/2007	—	—	—	—	40,000	$10.00	20,800
	3/30/2007	—	—	—	6,600	—	—	300,036
	N/A	937,500	1,875,000	3,750,000	—	—	—	—
Jeffrey S. Carbiener	12/20/2007	—	—	—	—	300,000	$42.56	3,855,060
	3/30/2007	—	—	—	5,500	—	—	250,030
	N/A	356,250	712,500	1,425,000	—	—	—	—
Brent B. Bickett	12/20/2007	—	—	—	—	170,000	$42.56	2,184,534
	5/14/2007	—	—	—	—	80,000	$10.00	41,600
	N/A	300,938	601,876	1,203,752	—	—	—	—
Eric D. Swenson	12/20/2007	—	—	—	—	200,000	$42.56	2,570,040
	N/A	237,500	474,999	949,999	—	—	—	—
Alan L. Stinson	5/14/2007	—	—	—	—	80,000	$10.00	41,600
	N/A	152,813	305,625	611,250	—	—	—	—

(1)	The amounts shown in column (a) reflect the minimum payment level under our annual incentive plan which is 50% of the target amount shown in column (b). The amount shown in column (c) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (c) is 300% of the target amount. These amounts are based on the individual’s 2007 salary.

(2)	The amounts shown in column (d) reflect the number of shares of our restricted stock granted under the Certegy plan to Messrs. Kennedy and Carbiener as a merit bonus.

(3)	The amounts shown in column (e) reflect (i) the number of stock options granted to each named executive officer under the Certegy plan on December 20, 2007 (grant date fair value per option is $12.85 per option granted); and (ii) with respect to Messrs. Foley, Kennedy, Bickett and Stinson, the number of options granted to each named executive officer under the FNRES stock plan on May 14, 2007 (grant date fair value per option is $0.52 per option granted). We own approximately 39% of FNRES’s common stock and account for it under the equity method.

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2007.

William P. Foley, II

We entered into a three-year employment agreement with Mr. Foley, effective October 24, 2006, to serve as our Executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $500,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Lee A. Kennedy

We entered into a four-year employment agreement with Mr. Kennedy, effective as of the consummation of the Certegy Merger on February 1, 2006, to serve as our Chief Executive Officer. Under the terms of the agreement, Mr. Kennedy’s minimum annual base salary is $750,000, with an annual cash bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Kennedy is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Kennedy and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Kennedy is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships. Pursuant to the agreement, Mr. Kennedy was granted stock options to purchase 750,000 shares of our common stock as of the effective date of the consummation of the Certegy Merger, vesting in three annual installments beginning on the first anniversary of the effective date.

Mr. Kennedy’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Jeffrey S. Carbiener

We entered into a three year employment agreement with Mr. Carbiener, effective as of the consummation of the Certegy Merger on February 1, 2006, to serve in an executive and managerial capacity. Mr. Carbiener presently serves as our Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Carbiener’s minimum annual base salary is $400,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Carbiener is entitled to our standard benefits available to our other executives. Pursuant to the agreement, Mr. Carbiener was granted stock options to purchase 350,000 shares of our common stock as of the effective date of the consummation of the Certegy Merger, vesting in four annual installments beginning on the first anniversary of the effective date.

Mr. Carbiener’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective October 24, 2006, to serve as our Executive Vice President, Strategic Planning, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Eric D. Swenson

We entered into a three-year employment agreement with Mr. Swenson, effective March 9, 2005, to serve in an executive and managerial capacity. Mr. Swenson currently serves as Executive Vice President of mortgage outsourcing and information services for FIS. Under the terms of the agreement, Mr. Swenson’s minimum annual base salary is $400,000 and he is entitled to an annual incentive each year pursuant to a formula determined by FIS’s compensation committee. Mr. Swenson is entitled to FIS’s standard benefits available to FIS’s other executives. Pursuant to the agreement, Mr. Swenson was granted stock options to purchase 500,000 shares of FIS common stock. Mr. Swenson’s employment agreement expired on March 9, 2008.

Alan L. Stinson

We entered into a three-year employment agreement with Mr. Stinson, effective October 24, 2006, to serve as our Executive Vice President, Finance, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Stinson’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Stinson ceased to be designated as an executive officer of the Company on May 30, 2007. At that time, his duties and his base salary were reduced with Mr. Stinson’s consent.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

In 2007, we used our shareholder-approved amended and restated Certegy Inc. Stock Incentive Plan, or the Certegy plan, for long-term incentive compensation of our executive officers. The Certegy plan is administered by our compensation committee and permits the granting of stock options, including incentive and nonqualified stock options, restricted stock, and restricted stock units. The awards may be subject to time-based and/or performance-based vesting, and if specified in the award agreement, may become fully vested if we experience a change in control. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Our compensation committee is authorized to make awards under the stock plan to our and our subsidiaries’ officers, key employees and other service providers, as well as our non-employee directors. The stock plan was most recently submitted for shareholder approval at our 2006 annual meeting, at which time shareholders approved an increase in the number of shares of common stock reserved for issuance under the plan by 4,000,000 shares.

We also maintain a long-term incentive plan that we assumed in connection with the Certegy Merger, the Former FIS 2005 Stock Incentive Plan, or Former FIS plan. Certain of our named executive officers continue to hold outstanding stock options under the Former FIS plan, which options we assumed in connection with the Certegy Merger and converted into options to purchase our stock. Although the outstanding awards remain subject to the terms of the Former FIS plan, no further awards may be granted under this plan.

In addition, we maintain several long-term incentive plans that we assumed in connection with the FNF Merger, including the FNF 2004 Omnibus Incentive Plan and the amended and restated FNF 2001 Stock Incentive Plan, collectively the assumed FNF stock plans. Prior to the FNF Merger, the compensation committee of old FNF granted awards of stock options and restricted stock to certain officers and non-employee directors of old FNF pursuant to the terms of these plans, or assumed obligations under the plans of certain companies old FNF acquired. Messrs. Foley, Bickett, Swenson and Stinson continue to hold outstanding awards under the assumed FNF stock plans, which awards we assumed in connection with the FNF Merger and converted into options to purchase our stock and shares of our restricted stock, as the case may be. Although the outstanding awards remain subject to the terms of the assumed FNF stock plans, the plans have been frozen with respect to new awards and no future awards may be granted under these plans.

FNRES Stock Plan

The FNRES stock plan is maintained by FNRES and administered by the FNRES board, or by one or more committees appointed by the FNRES board. The plan permits the granting of stock options or stock awards of FNRES stock. Eligible participants are selected by the FNRES board, or designated committee, and include employees, directors and consultants of FNRES and its affiliates. The FNRES board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan.

The options vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering, provided that, in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20.00 per share (subject to adjustment) and the optionee’s service with FNRES has not been terminated. If the equity value target is not met at the time of a change in control, FNRES will use commercially reasonable efforts to have the acquirer or the surviving or continuing company assume or continue, as the case may be, the unvested options on the same terms and conditions. If the acquirer does not agree to assume or continue the options, then the options will terminate. For purposes of the FNRES plan, the term “equity value” means (i) in the event of a change in control, the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration received or to be received by the holders of FNRES common stock (including all shares issuable upon exercise of in-the-money options, whether or not exercisable); or (ii) at any time after an initial public offering, the average price of FNRES common stock over a consecutive 45-day trading period; provided, however, that the full 45-day trading period must conclude on or prior to the expiration date of the option. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of FNRES stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

Because the vesting of the options is contingent upon performance and market criteria which were not met in 2007, we did not incur any expense for financial statement reporting purposes for fiscal year 2007 pursuant to FAS 123(R). Therefore, the Summary Compensation Table does not include any amounts associated with the FNRES options.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards						Stock Awards
		Number of		Number of				Number of		Market Value
		Securities		Securities				Shares or		of Shares or
		Underlying		Underlying				Units of		Units of Stock
		Unexercised		Unexercised		Option		Stock		That Have
		Options		Options		Exercise	Option	That Have		Not
		(#)		(#)		Price	Expiration	Not Vested		Vested
Name	Grant Date	Exercisable		Unexercisable		($)	Date	(#)		($)

William P. Foley, II	10/15/2004	417,946	(1)	—		29.18	10/15/2012	—		—
	3/9/2005	213,186		426,374	(2)	15.63	3/9/2015	—		—
	8/19/2005	83,590		83,589	(1)	30.97	8/19/2015	—		—
	11/9/2006	276,667		553,333	(2)	41.35	11/9/2013	—		—
	12/20/2007	—		600,000	(2)	42.56	12/20/2014	—		—
Lee A. Kennedy	6/1/1998	1,340		—		27.78	6/1/2008	—		—
	12/1/1999	193,111		—		18.22	12/1/2009	—		—
	1/31/2000	28,169		—		16.03	1/31/2010	—		—
	1/29/2001	6,426		—		21.68	1/29/2011	—		—
	10/31/2001	15,357		—		26.04	10/31/2011	—		—
	10/31/2001	105,608		—		26.04	10/31/2011	—		—
	2/12/2002	204,817		—		31.94	2/12/2012	—		—
	2/12/2002	3,130		—		31.94	2/12/2012	—		—
	2/12/2002	21,987		—		31.94	2/12/2012	—		—
	2/4/2004	3,362		—		29.74	2/4/2011	—		—
	2/4/2004	188,568		—		29.74	2/4/2011	—		—
	2/4/2005	147,597		—		32.20	2/4/2012	—		—
	2/1/2006	249,750		500,250	(2)	39.48	2/1/2013	—		—
	3/30/2007	—		—		—	—	6,600	(3)	274,494
	12/20/2007	—		600,000	(2)	42.56	12/20/2014	—		—
Jeffrey S. Carbiener	6/1/1998	1,340		—		27.78	6/1/2008	—		—
	1/27/1999	4,492		—		27.50	1/27/2009	—		—
	12/10/1999	13,410		—		17.15	12/10/2009	—		—
	1/31/2000	20,320		—		16.03	1/31/2010	—		—
	1/29/2001	6,680		—		21.68	1/29/2011	—		—
	10/31/2001	11,552		—		26.04	10/31/2011	—		—
	2/12/2002	5,632		—		31.94	2/12/2012	—		—
	2/12/2002	38,459		—		31.94	2/12/2012	—		—
	2/4/2004	18,982		—		29.74	2/4/2011	—		—
	2/4/2005	24,175		—		32.20	2/4/2012	—		—
	2/1/2006	87,500		262,500	(2)	39.48	2/1/2013	—		—
	3/30/2007	—		—		—	—	5,500	(3)	228,745
	12/20/2007	—		300,000	(2)	42.56	12/20/2014	—		—
Brent B. Bickett	10/15/2004	94,038	(1)	—		29.18	10/15/2012	—		—
	3/9/2005	179,076		59,693	(2)	15.63	3/9/2015	—		—
	3/9/2005	8,951		—		15.63	3/9/2015	—		—
	8/19/2005	41,795	(1)	20,897	(1)	30.97	8/19/2015	—		—
	11/9/2006	76,667		153,333	(2)	41.35	11/9/2013	—		—
	12/20/2007	—		170,000	(2)	42.56	12/20/2014	—		—
Eric D. Swenson	11/18/2003	—		—		—	—	1,773	(1)	73,739
	3/9/2005	17,055		68,220	(2)	15.63	3/9/2015	—		—
	12/22/2006	25,000		50,000	(2)	40.25	12/22/2016	—		—
	12/20/2007	—		200,000	(2)	42.56	12/20/2014	—		—
Alan L. Stinson	10/15/2004	94,038	(1)	—		29.18	10/15/2012	—		—
	3/9/2005	14,923		59,693	(2)	15.63	3/9/2015	—		—
	8/19/2005	41,795	(1)	20,897	(1)	30.97	8/19/2015	—		—
	11/9/2006	76,667		153,333	(2)	41.35	11/9/2013	—		—

(1)	These options and restricted shares were originally granted by old FNF under plans we assumed in the FNF Merger. All unvested options vest ratably over a three-year period from the original date of grant. Mr. Swenson’s remaining restricted shares vest on November 18, 2008.

(2)	The unvested options listed above that we granted in 2005 to Messrs. Foley, Bickett, Swenson and Stinson vest quarterly over a 4-year period from the date of grant. The unvested options listed above that we granted in 2006 and 2007 vest annually over 3 years from the date of grant, except for those granted to Mr. Carbiener in 2006 which vest annually over four years from the date of grant.

(3)	The restricted stock awards granted to Messrs. Kennedy and Mr. Carbiener were made as a merit bonus and vest on the first anniversary of the date of grant.

Outstanding FNRES Option Awards at Fiscal Year End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	5/14/2007	—	400,000	10.00	5/14/2017
Lee A. Kennedy	5/14/2007	—	40,000	10.00	5/14/2017
Brent B. Bickett	5/14/2007	—	80,000	10.00	5/14/2017
Alan L. Stinson	5/14/2007	—	80,000	10.00	5/14/2017

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2007 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	2,558,440	81,274,422	14,779	635,054
Lee A. Kennedy	—	—	—	—
Jeffrey S. Carbiener	—	—	—	—
Brent B. Bickett	100,000	3,201,710	2,069	88,905
Eric D. Swenson	30,525	1,002,394	1,773	76,186
Alan L. Stinson	373,104	11,183,928	2,069	88,905

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement:

Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Lee A. Kennedy	Fidelity National	24	—	492,529
	Information Services, Inc. Pension Plan(1)
	Certegy Inc. Supplemental Executive Retirement Plan(2)	35	10,364,900	—
Jeffrey S. Carbiener	Fidelity National Information Services, Inc. Pension Plan(1)	15	—	157,464

(1)	We received a determination letter from the Internal Revenue Service in July 2007 permitting us to distribute all pension plan benefits by purchasing an annuity contract or paying a lump sum benefit to each participant, and to terminate the plan effective May 31, 2006. The pension plan purchased an annuity contract on Mr. Kennedy’s behalf, and the amounts reflected in the table with respect to Mr. Kennedy represent the gross cost to purchase the annuity contract. Amounts reflected in the table with respect to Mr. Carbiener represent the lump sum payment received by him in 2007 with respect to his pension plan benefit. Additional information concerning the termination of the pension plan is set forth below under “The Pension Plan.”

(2)	On December 31, 2007, the SERP was amended to, among other things, allow participants to change the time and form of payment of their SERP benefits by making an irrevocable election by December 31, 2007. Mr. Kennedy entered into a new payment election agreement pursuant to which he received his accrued SERP benefit in a lump sum amount of $10,432,656 on January 31, 2008. SERP amounts included in the table reflect the value of the lump sum payment to Mr. Kennedy had he received such payment on December 31, 2007. Additional information concerning the SERP and the amendment thereto is set forth below under “The SERP.”

The Pension Plan

The pension plan was a tax-qualified defined benefit pension plan. This plan became effective in July 2001, and was a successor plan to the Equifax Inc. U.S. retirement income plan, from which it was spun off. As a successor plan, it carried forward rights and benefits that derived from participants’ employment with Equifax Inc., and was based on the restatement of the Equifax Inc. U.S. retirement income plan that was generally effective January 1, 1997. As previously discussed, we assumed the pension plan in connection with the Certegy Merger and froze it effective May 31, 2006. Full vesting occurred for all active pension plan participants when we froze the plan. No pension benefits accrued after the freeze date or will accrue in the future.

In July 2007, we received a determination letter from the Internal Revenue Service permitting us to distribute all pension plan benefits in the form of lump sums and annuity contracts, and to terminate the plan effective as of May 31, 2006. Participants were required to notify us by November 15, 2007 as to their election to receive their benefits under the pension plan as a lump sum, as an immediate annuity or as an annuity to be paid at the time of retirement. Participants who did not notify us of their elections by November 15, 2007 will receive their benefits under the pension plan in the form of an annuity to be paid at the time of retirement. We have contracted with New York Life Insurance Company to administer all annuity contracts under the plan. All plan benefits have been distributed and we have no further obligation under the pension plan.

Participants who elected to receive their benefits under the pension plan in a lump sum received the present value of their accumulated benefits under the plan within 90 days of their election. Mr. Carbiener elected to receive a lump sum under the plan, and received a payment of $157,464 on October 31, 2007.

Participants who will receive an annuity under the pension plan may receive normal retirement benefits, early retirement benefits, death benefits or disability benefits. A participant’s normal or early retirement monthly pension benefit is generally determined according to the following formula:

•	1% times final average monthly earnings times years of benefit service, plus

•	0.35% times final average monthly earnings that are in excess of Social Security covered compensation, times years of benefit service up to 36 years.

Final average monthly earnings are based on the 36-month period prior to termination of the pension plan when the participant’s earnings were highest and that produces the highest final average monthly earnings amount. Not all compensation earned from us is used in the calculation of benefits. The earnings that are used are the higher of:

•	annual base salary, plus bonus, commissions, overtime and sales incentives, but only to the extent the total amount does not exceed 125% of annual base salary; or

•	annual base salary, plus 75% of bonuses, commissions, overtime and sales incentives.

Earnings do not include payments from any equity-based performance incentive plans, deferred bonuses, stock options income, capital gains from shares of stock purchased with stock options, moving expenses, relocation expenses, mileage reimbursement and other special compensation items. In addition, the amount of earnings taken into account in calculating benefits is limited by the annual maximums established by the Internal Revenue Service.

Early retirement benefits are provided upon attaining age 55 with at least 5 years of service or age 50 with the sum of age and years of service equal to at least 75. At the time of termination of the pension plan, Mr. Kennedy was eligible for early retirement benefits. Early retirement benefits are equal to the participant’s normal retirement benefit reduced by 3% per year, or 0.25% per month, for the first 5 years and reduced by 5% per year, or 5/12% per month, thereafter for the period of time prior to the participant’s normal retirement date. Disability benefits are equal to the participant’s normal retirement benefit and commence when the participant attains age 65; however, eligible participants who will receive an annuity under the plan could elect instead to receive their early retirement benefits on the later of attainment of early retirement age (age 55 with 5 years of service) or the date of termination of employment due to the disability.

Death benefits will be provided if the participant dies before benefits have commenced. For participants who, as of the date of death, have attained a threshold age and years of service that would entitle them to receipt of retirement benefits, the death benefits are a monthly pension payable in a straight life annuity commencing on the last day of the month coincident with or immediately following the participant’s earliest retirement age, with the amount of the monthly payments equal to the amount that would have been payable to the participant’s surviving spouse if the participant had (1) incurred a termination of employment on his date of death, or, if earlier, his actual date of employment termination, (2) survived to his earliest retirement age, (3) commenced receiving his accrued benefit in the form of a qualified joint and survivor annuity at his earliest retirement age and (4) died immediately thereafter.

The normal form of benefit is a straight life annuity; however, if a participant is married when benefits commence, unless waived, benefits are paid in a qualified joint and 50% survivor annuity. Instead of these default payment forms, participants who elected to receive an annuity under the plan were permitted to elect to receive their benefits in any of the following actuarial equivalent forms: a ten year certain and life annuity; a joint and 25%, 33%, 50%, 67%, 75% or 100% survivor annuity; or a straight life annuity.

Mr. Kennedy will receive an annuity under the pension plan. Assuming that Mr. Kennedy retires at age 65 and receives a single life annuity, he will receive a monthly payment of $5,040 as his benefit under the plan.

The SERP

The SERP provides benefits that supplement benefits under our pension plan. Mr. Kennedy is the only named executive officer who participated in the SERP. Normal retirement benefits under the SERP, which are payable at age 60, are equal to 50% of the participant’s average compensation, multiplied by a fraction, not greater than one, equal to the participant’s years of credited service divided by 30 years. Mr. Kennedy’s prior service with predecessor entities is recognized under the SERP.

Average compensation is computed by averaging the participant’s compensation for the highest three calendar years in the ten calendar years preceding retirement. Compensation for this purpose includes salary and annual bonuses, but not income from long-term incentive compensation, stock options, restricted stock, restricted stock units or similar grants.

Early retirement benefits under the SERP, which a participant is entitled to on the earlier of age 55 with 5 years of service or age 50 with the sum of age and years of service equal to at least 75, are determined under the same formula. Early retirement benefits commence at the participant’s normal retirement age or, at the participant’s election, at an earlier date, subject to a reduction of 5/12 of 1% for each full month or portion thereof that the commencement precedes the first day of the month following the date the participant would reach his normal retirement age. At December 31, 2007, Mr. Kennedy was eligible for early retirement benefits under the SERP.

Benefits become 100% vested after 10 years of service. The normal form of benefit is a straight life annuity; however, if the participant is married when benefits commence, unless waived, benefits are paid in a qualified joint and 50% survivor annuity. Additionally, instead of these default payment forms, participants can elect to receive their benefits in any of the following actuarial equivalent forms: a ten year certain and life annuity; a joint and 25%, 50%, 75% or 100% survivor annuity; or a lump sum. Benefits under the SERP are reduced by benefits payable under the pension plan and by the benefit, if any, payable on the date of retirement under the special plan described below. We do not have a policy of granting extra years of service under the pension plan or SERP.

On December 31, 2007, our compensation committee approved an amendment to the SERP. The amendment provided that (i) no new participants may join the SERP after December 31, 2007, (ii) each current participant’s accrued SERP benefit will be frozen as of December 31, 2007 and (iii) no participant will accrue additional benefits under the SERP after December 31, 2007. The amendment also allows SERP participants to change the time and form of payment of their SERP benefits by making an irrevocable election by December 31, 2007, as is permitted under transition rules relating to Section 409A of the Internal Revenue Code (“Section 409A”).

Pursuant to this election, SERP participants may elect to receive their SERP benefits in a lump sum at a specified date prior to termination of employment, as well as in a new form of payment (a single life annuity, a joint and survivor annuity, a ten-year certain and life annuity or a lump sum) that will apply if they do not elect a pre-termination payment date or if their employment terminates prior to the pre-termination payment date they elected. In either case, the new payment elections will apply regardless of when and in what form their SERP benefits would have been paid had they not made the election. Mr. Kennedy entered into a new payment election agreement with the Company pursuant to which he received his accrued SERP benefit in a lump sum in the amount of $10,432,656 on January 31, 2008.

Finally, the amendment also provides for a six-month delay of payments, subject to Section 409A, to certain employees if their SERP benefits are paid upon termination of employment.

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Lee A. Kennedy	Special Plan	—	—	349,437	—	1,053,738
Jeffrey S. Carbiener	Special Plan	—	55,000	61,754	—	198,419

(1)	Reflects premium paid on life insurance policy in 2007. The executive’s benefit under the special plan, which we refer to as the participant interest, is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the increase in the executive’s participant interest in 2007.

(3)	Represents the executive’s participant interest as of December 31, 2007.

The Special Plan

The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the split dollar plan. Participants’ interests under the special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid by us. A participant’s interest fluctuates based on the performance of investments in which the participants’ interest is deemed invested. The special plan provides that following a change in control, which occurred when we merged with Certegy, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Messrs. Kennedy’s and Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2007.

	2007 Rate		2007 Rate
Name of Fund	of Return	Name of Fund	of Return

International Value	6.24%	Fidelity VIP Freedom 2015 Service Class 2	9.07%
International Small-Cap	4.73%	Fidelity VIP Freedom 2020 Service Class 2	9.97%
Equity Index	5.23%	Fidelity VIP Freedom 2025 Service Class 2	10.26%
Small-Cap Index	(2.02)%	Fidelity VIP Freedom 2030 Service Class 2	11.08%
Diversified Research	1.19%	Fidelity VIP Freedom Income Service Class 2	5.92%
Equity	6.27%	Fidelity VIP Contrafund Service Class 2	17.30%
American Funds Growth-Income	4.66%	Fidelity VIP Growth Service Class 2	26.66%
American Funds Growth	11.93%	Fidelity VIP Mid-Cap Service Class 2	15.34%
Large-Cap Value	3.54%	Fidelity VIP Value Strategies Service Class 2	5.36%
Technology	23.03%	Janus Aspen Series International Growth Portfolio
Short Duration Bond	4.47%	Service Shares	28.02%
Floating Rate Loan	(1.86)%	Janus Aspen Series Mid Cap Growth Portfolio
Diversified Bond	1.32%	Service Shares	21.74%
Growth LT	15.63%	Janus Aspen Series Risk-Managed Core Portfolio
Focused 30	31.84%	Service Shares	6.13%
Health Sciences	16.47%	Lazard Retirement U.S. Strategic Equity Portfolio	(0.95)%
Mid-Cap Value	(2.15)%	LMPV Aggressive Growth Portfolio Class II	(1.66)%
Large-Cap Growth	21.63%	LMPV Mid Cap Core Portfolio Class II	(5.72)%
Small-Cap Growth	15.10%	MFS VIT New Discovery Series Service Class	2.25%
International Large-Cap	9.26%	MFS VIT Utilities Series Service Class	27.56%
Small-Cap Value	3.14%	Premier VIT Op Cap Small Cap Portfolio	0.58%
Multi-Strategy	4.34%	T. Rowe Price Blue Chip Growth Portfolio-II	12.49%
Main Street Core	4.40%	T. Rowe Price Equity Income Portfolio-II	3.03%
Emerging Markets	33.09%	Van Eck Worldwide Hard Assets Fund	45.36%
Managed Bond	8.53%	XTF Advisors Trust — ETF 2010 Portfolio	(0.90)%
Inflation Managed	10.14%	XTF Advisors Trust — ETF 2015 Portfolio	(0.30)%
Money Market	4.99%	XTF Advisors Trust — ETF 2020 Portfolio	(1.10)%
High Yield Bond	2.44%	XTF Advisors Trust — ETF 2025 Portfolio	(0.20)%
Comstock	(3.01)%	XTF Advisors Trust — ETF 2030 Portfolio	(1.60)%
Mid-Cap Growth	22.92%	XTF Advisors Trust — ETF 2040+ Portfolio	(2.60)%
Real Estate	(16.16)%	Brandes International Equity	8.01%
Small-Cap Equity	6.04%	Turner Core Growth	22.43%
BlackRock Basic Value V.I. Fund Class III	1.53%	Frontier Capital Appreciation	11.92%
BlackRock Global Allocation V.I. Fund Class III	16.75%	Business Opportunity Value	5.44%
Fidelity VIP Freedom 2010 Service Class 2	8.42%

Messrs. Kennedy and Carbiener are fully vested in their special plan benefits, except that their benefits are forfeited if they die or if their employment is terminated by us for cause. For this purpose, the term “cause” means the participant’s willful and continued failure to do his duties even after we make a written demand for performance, or willful actions by the participant that injure us. Benefits are distributed after the plan administrator declares a rollout event, which can be done no sooner than the latest of (1) fifteen years after the participant’s commencement date under the split dollar plan, (2) the participant’s sixtieth birthday or (3) after the participant retires or becomes permanently disabled. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five. The administrator may also declare a rollout event if payments under the plan have not yet begun and a participant violates the plan’s non-competition provisions within a one-year period after termination of employment. If a participant terminates for good reason, or if the participant’s job is eliminated, payments must begin fifteen years after the participant’s commencement date under the split dollar plan or after the participant turns sixty years old, whichever is later. For this purpose, the term “good reason” generally means termination of employment by the participant within the period beginning six months before and ending three years after a change in control due to (1) an adverse change in the participant’s title or assignment of duties inconsistent with participant’s position, (2) a reduction of salary, (3) our failure to continue existing incentive, compensation and employee benefit plans or (4) our requiring the participant to move more than 35 miles from the location of the participant’s office prior to a change in control. The Certegy Merger constituted a change in control for these purposes. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the split dollar plan and (2) the participant retires or turns sixty years old.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by us by being able to deduct the payments from our federal, state and local taxes. Participants’ benefits derive solely from the terms of the special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy Merger, we funded a rabbi trust with sufficient monies to pay all future required insurance premiums under the split-dollar plan and to pay all of the participant interests as defined in the special plan, including with respect to Mr. Carbiener. The amounts necessary to pay the premiums and interests of Mr. Kennedy were previously funded.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2007. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Kennedy and Carbiener also have benefits under the split dollar plan and the special plan, and at December 31, 2007, Mr. Kennedy also had benefits under the frozen Certegy pension plan and the SERP. These plans, and Messrs. Kennedy’s and Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under Messrs. Foley’s, Kennedy’s, Bickett’s and Stinson’s employment agreements, if the executive’s employment is terminated other than due to death and the termination is by FIS for any reason other than for cause or due to disability, or by the executive for good reason or, with respect to Mr. Foley, for any reason during the six month period following a change in control, and with respect to Mr. Kennedy, for any reason during the one-year period that begins on the first anniversary of a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus,

•	a lump-sum payment equal to 300% in the cases of Mr. Foley and Mr. Kennedy, and 200% in the cases of Mr. Bickett and Mr. Stinson, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all equity awards, and

•	continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If any of Messrs. Foley’s, Kennedy’s, Bickett’s or Stinson’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, Messrs. Foley’s, Kennedy’s, Bickett’s and Stinson’s employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under Messrs. Foley’s, Kennedy’s, Bickett’s and Stinson’s agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	criminal or other illegal activities,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board (except with respect to Mr. Kennedy, whose agreement does not include this provision).

Under Messrs. Foley’s, Kennedy’s, Bickett’s and Stinson’s agreements, “good reason” means:

•	an adverse change in the executive’s title, the assignment of duties materially inconsistent with the executive’s position, or a substantial diminution in authority,

•	FIS’s material breach of any of our other obligations under the employment agreement,

•	FIS giving notice of our intent not to extend the employment term any time during the 1 year period immediately following a change in control (except with respect to Mr. Kennedy, whose agreement does not include this provision),

•	following a change in control, the relocation of the executive’s primary place of employment, or

•	FIS’s failure to obtain an assumption of the employment agreement by a successor.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred. We have 30 days to cure the event.

For purposes of Messrs. Foley’s, Bickett’s and Stinson’s agreement, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

For purposes of Mr. Kennedy’s agreement, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Under the employment agreements with Messrs. Carbiener and Swenson, if the executive’s employment is terminated other than due to death and the termination is by FIS for any reason other than for cause or due to disability, or by the executive for good reason, then the executive is entitled to receive:

•	annual base salary through the last day of the term of the agreement and, for Mr. Swenson only, an amount equal to the prior year’s annual bonus if termination is for good reason or a prorated annual bonus if termination is by FIS without cause, and

•	immediate vesting of options granted pursuant to the terms of the employment agreement.

The last day of the term of Mr. Carbiener’s agreement is February 1, 2009 and the last day of the term of Mr. Swenson’s agreement was March 9, 2008.

For purposes of the agreements with Messrs. Carbiener and Swenson, “cause” means the executive’s:

•	failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	criminal or other illegal activities, or

•	material breach of the employment agreement.

For purposes of the agreements with Messrs. Carbiener and Swenson, “good reason” means a “change in control,” which is defined as:

•	the consummation of a consolidation or merger of FIS other than a consolidation or merger in which our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the surviving corporation after the merger,

•	sale or other disposition of all or substantially all of our assets,

•	our shareholders approve a plan or proposal for our complete liquidation or dissolution, or

•	an acquisition by any person, entity or group of 30% or more of our voting power.

To qualify as a “good reason” termination, the executive must terminate employment during the period commencing 60 days and ending 1 year after the change in control.

If Mr. Carbiener’s or Mr. Swenson’s employment is terminated due to death or disability, FIS will pay the executive, or his estate, his annual base salary through the last day of the term of his agreement.

For purposes of the agreements with Messrs. Carbiener and Swenson, the executive will be deemed to have a “disability” if he fails to perform his employment duties due to illness or other incapacity for a period of ninety (90) consecutive days.

Except with respect to Mr. Swenson, each executive’s employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceeds 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. Assuming a termination of employment and a change in control occurred on December 31, 2007, none of Messrs. Foley, Kennedy, Carbiener, Bickett or Stinson would have incurred an excess parachute payment excise tax and no gross-up payments would have been required.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements with Messrs. Foley, Kennedy, Bickett and Stinson are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to law suits from the executive;

•	the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the Certegy plan, the assumed FNF stock plans and the Former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Certegy plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The Former FIS plan provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. For purposes of the Former FIS plan, a “change in control” would occur if a person or group other than us or other prior shareholders acquires more than 50% of our voting stock or all or substantially all of our assets and the assets of our subsidiaries.

For purposes of the Certegy plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination,” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of our company.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Messrs. Kennedy’s and Carbiener’s designated beneficiaries would be entitled to death benefits under the split dollar plan. As discussed in the Compensation Discussion and Analysis, Messrs. Kennedy and Carbiener retained death benefits under this plan when it was amended in connection with the passage of the Sarbanes-Oxley Act of 2002 to remove the deferred cash accumulation benefits. Mr. Kennedy’s death benefit is $5,000,000 and Mr. Carbiener’s death benefit is $2,000,000.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2007. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination following a change in control within the periods described above, the following payments would be made under the named executive officers’ employment agreements: Mr. Foley $8,873,463; Mr. Kennedy $8,625,000; Mr. Carbiener $541,667; Mr. Bickett $2,193,752; Mr. Swenson $341,633; and Mr. Stinson $1,397,174. Each of Messrs. Foley, Kennedy, Bickett and Stinson would also be entitled to continuation of health and life insurance benefits provided by FIS for three years. The estimated value of these benefits is $24,398 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,343,750; Mr. Kennedy $1,875,000; Mr. Carbiener $541,667; Mr. Bickett $91,042; Mr. Swenson $91,042; and Mr. Stinson $305,625. The amounts shown for Messrs. Kennedy and Carbiener exclude $5,000,000 and $2,000,000, respectively, for death benefits provided under the split dollar plan.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, Messrs. Kennedy, Carbiener and Swenson had outstanding unvested stock options and restricted stock awards and Messrs. Foley, Bickett and Stinson have outstanding unvested stock options. Under the terms of the Certegy plan and award agreements and the assumed FNF stock plans, these stock options and restricted stock awards would vest upon a change in control. In addition, we have assumed for purposes of this disclosure that any unvested stock options granted under the Former FIS plan held by the named executive officers would vest upon a change in control. Messrs. Kennedy’s and Carbiener’s restricted stock award agreement also provides that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by the Company without cause.

In addition, under the employment agreements of Messrs. Foley, Kennedy, Bickett and Stinson, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination following a change in control within the periods described above. Under our employment agreements with Messrs. Carbiener and Swenson, the option grants made pursuant to the employment agreements would vest upon a termination by us without cause or a termination by the executive for good reason.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $41.59 per share, which was the closing price of our common stock on the last business day of our 2007 fiscal year. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $41.59.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $12,089,195; Mr. Kennedy $1,055,528; Mr. Carbiener $553,875; Mr. Bickett $1,808,356; Mr. Swenson $1,837,991; and Mr. Stinson $1,808,356. Except with respect to Mr. Swenson, these same amounts would vest upon a termination of each executive’s employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination following a change in control within the periods described above. The estimated value of stock options held by Mr. Swenson that would vest upon a termination of his employment by FIS not for cause or a termination by him for good reason is $1,770,991. The estimated value of restricted stock awards held by Messrs. Kennedy, Carbiener and Swenson that would vest upon a change in control or, except with respect to Mr. Swenson, upon termination of the executive’s employment by reason of his death or disability or by the Company without cause would be $274,494, $228,745 and $73,739, respectively.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Thomas M. Hagerty (Chair), Cary H. Thompson and Daniel D. Lane. During fiscal year 2007, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2007, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2007, all non-employee directors received an annual retainer of $40,000, payable quarterly, plus $1,500 for each board or committee meeting he attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, each director received a long-term incentive award of 12,000 options. The options were granted under the Certegy plan, have a seven-year term, have an exercise price equal to the fair market value of a share of the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

In addition, Mr. Hughes and Mr. David Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. David Hunt deferred fees through December 31, 2006 and elected to invest those fees in the company stock fund under the plan. No fees were deferred into the non-employee director plan in 2007. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our board of directors, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2007:

	Fees Earned
	or Paid		Option	All Other
	in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert M. Clements	73,000	—	66,086	—	139,086
Thomas M. Hagerty	73,000	—	94,595	—	167,595
Marshall Haines	56,500	—	66,086	—	122,586
Keith W. Hughes	91,000	—	66,086	—	157,086
James K. Hunt	58,000	—	66,086	—	124,086
David K. Hunt	88,000	—	66,086	—	154,086
Daniel D. Lane	64,000	14,586	132,135	44	210,765
Richard N. Massey	52,000	—	66,086	—	118,086
Cary H. Thompson	64,000	14,586	132,135	44	210,765

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal year ended December 31, 2007 of restricted stock awards granted to Mr. Lane and Mr. Thompson by old FNF in 2003 and assumed by us in the FNF Merger.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of stock option awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 17 to our consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)	Represents dividends paid with respect to restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board approved our amended and restated set of Corporate Governance Guidelines in February 2008. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE, and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines are available for review on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 62.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 62.

The Board

Our board met eight times in 2007, of which four were regularly scheduled meetings and four were unscheduled meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2007. Our non-management directors also met periodically in executive sessions without management. In accordance with our previous corporate governance guidelines, at each meeting a non-management member of our board was designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2008 annual meeting. During 2007, two members of our board attended the annual meeting of shareholders.

Director Independence

Nine of the eleven members of our board are non-employees. At its meeting on February 13, 2008, our board determined that all of the non-employee members of our board (i.e., Robert M. Clements, Thomas M. Hagerty, Marshall Haines, Keith W. Hughes, David K. Hunt, James K. Hunt, Daniel D. (Ron) Lane, Richard N. Massey and Cary H. Thompson) are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that William P. Foley, II is not independent because he is our Executive Chairman, and Lee A. Kennedy is not independent because he is our President and Chief Executive Officer.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 62.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Marshall Haines and James K. Hunt. Each of Messrs. Hughes, Haines and Hunt was deemed to be independent by our board, as required by the NYSE. The corporate governance and nominating committee did not meet separately in 2007, but conducted all committee business during executive sessions of the independent directors of the board. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Executive Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness; the candidate’s other board of directors and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; public disclosure and antitrust matters; and diversity of viewpoints, background, experience and other demographics of our board.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Robert M. Clements and Keith W. Hughes. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met nine times in 2007. As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2007:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2007. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’s internal controls and the overall quality of FIS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’s Annual Report on Form 10-K for the year ended December 31, 2007 and that KPMG LLP be appointed independent registered public accounting firm for FIS for 2008.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing FIS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)
Robert M. Clements
Keith W. Hughes

Compensation Committee

The members of the compensation committee are Thomas M. Hagerty (Chair), Cary H. Thompson and Daniel D. (Ron) Lane. Each of Messrs. Hagerty, Thompson and Lane was deemed to be independent by our board, as required by the NYSE. The compensation committee met five times in 2007. The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 20.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Lee A. Kennedy, Richard M. Massey and Robert M. Clements. Each of Messrs. Massey and Clements was deemed to be independent by our board. The executive committee did not meet in 2007. Subject to limits under state law, the executive committee may invoke all of the power and authority of our board in the management of FIS.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Agreements with FNF

On November 9, 2006, we completed a merger with old FNF, whereby old FNF merged with and into us (the “old FNF merger”). Prior to the old FNF merger, old FNF owned a majority of our common stock. The old FNF merger was completed after old FNF contributed substantially all of its assets and liabilities (other than old FNF’s interests in us and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of FNF’s common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006, and on October 26, 2006, old FNF distributed all of the shares it acquired from FNF in connection with the asset contribution, together with certain other FNF shares, to the old FNF shareholders in a tax-free distribution (the “FNF spin-off”). We refer to the asset contribution, the FNF spin-off and the old FNF merger collectively as the “separation from FNF.” In connection with the separation from FNF, we entered into various agreements with FNF, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies purchased by FNF. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FNF under any of these agreements.

As a result of our prior relationships with FNF, certain of our executive officers also served as executive offices of FNF in 2007, including William P. Foley, II, who is our Executive Chairman and also served and continues to serve as the executive Chairman of the board of directors of FNF; Brent B. Bickett, who serves as our Executive Vice President — Strategic Planning, and also served as the Co-President of FNF until April 1, 2008 and continues to serve as Executive Vice President, Corporate Finance for FNF; and Alan L. Stinson, who served as our Executive Vice President — Finance and was designated as one of our executive officers until May 2007, and also serves as the Chief Executive Officer of FNF. We refer to Messrs. Foley, Bickett and Stinson as the overlapping officers.

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Some of these agreements and arrangements were entered into in connection with our separation from FNF, and others were already in existence prior to the separation or have been entered into since the separation from FNF. Our significant agreements and arrangements with FNF are described below. None of the overlapping officers receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FNF and none of them has any direct interest in the agreements and arrangements with FNF. In addition, none of our directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FNF and none of them have any direct interest in the agreements and arrangements with FNF.

In October 2007, we announced that we intend to spin off our lender processing services division (the “LPS business”) into a separate publicly traded company (the “LPS spin-off”). To facilitate the LPS spin-off, we will enter into a contribution and distribution agreement pursuant to which we will contribute all of the LPS assets into a separate subsidiary in exchange for 100% of that subsidiary’s common stock and up to approximately $1.6 billion of its debt securities. We will also enter into other agreements with LPS necessary to facilitate the LPS spin-off, including a tax disaffiliation agreement and an employee matters agreement. Following receipt of necessary Securities and Exchange Commission approvals and a tax-free ruling from the Internal Revenue Service and the satisfaction of certain other conditions, we will distribute 100% of the LPS subsidiary’s common stock to our shareholders. Immediately following the LPS spin-off, we will exchange the debt securities we received in connection with the separation from LPS for a like amount of our existing debt through a debt-for-debt exchange. We will then retire our debt that is so exchanged. Completion of the LPS spin-off is expected to occur later this year. In conjunction with the LPS spin-off, we will enter into various agreements with LPS, and will amend some of the agreements we have with FNF, in order to reflect the separation of the LPS business from our businesses. Where appropriate in light of the LPS business, we will assign certain agreements that we have with FNF and other parties to LPS. We anticipate that FNF will also enter into new agreements with LPS in connection with services that FNF will provide to LPS, and that LPS will provide to FNF, after the LPS spin-off. None of the overlapping officers will receive any direct compensation or other remuneration of any kind as a result of or in connection with any of the agreements with LPS (or the amendments to the agreements with FNF) and none of them will have any direct interest in the agreements and arrangements with LPS. In addition, none of our directors will receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with LPS and none of them will have any direct interest in the agreements and arrangements with LPS.

Completion of the spin-off is contingent upon the satisfaction or waiver of a variety of conditions, including final approval of the spin-off and all related arrangements by our board. The completion of the proposed spin-off is also subject to risks and uncertainties including but not limited to those associated with our ability to contribute the LPS business to LPS, the ability of LPS to complete the debt exchange in the manner currently contemplated, the possibility that necessary governmental approvals or actions (from the IRS, the SEC or other authorities) will not be obtained, and market conditions for the proposed new LPS debt and the spin-off.

Corporate Services and Administrative Support Agreements.  We are party to a corporate services agreement with FNF under which FNF provides to us corporate and other administrative support services, including statutory accounting and tax services, corporate, legal and related services, claims processing and administration services, risk management insurance services, purchasing and procurement services and travel services. The pricing for the services provided by FNF to us under the corporate services agreement is on a cost-only basis, so that we in effect reimburse FNF for the costs and expenses incurred in providing these corporate services to us. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we notify FNF, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that in any event, the services terminate on October 23, 2008.

The exact amounts paid by us to FNF under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2007, we paid $2.7 million to FNF for services rendered by FNF and its subsidiaries. There were no corporate services rendered by us to FNF or its subsidiaries.

At the time of the LPS spin-off, we will amend the corporate services agreements with FNF to reflect the completion of most of the corporate support services provided by FNF to us, and by us to FNF. At that time, FNF will also enter into corporate and transition services agreements with LPS pursuant to which FNF will provide certain general corporate and other administrative support services to LPS for an interim period not to exceed 24 months. The services to be provided include accounting and tax services, corporate, legal and related services, claims processing and administration services, risk management insurance services, purchasing and procurement services and travel services. The pricing for the services to be provided by FNF to LPS under these services agreements will be on a cost-only basis, with LPS in effect reimbursing FNF for the costs and expenses incurred in providing these corporate services to LPS. With certain exceptions, these support agreements continue in effect as to each service covered by the agreements until LPS notifies FNF, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that most of the services terminate 24 months after the completion of the LPS spin-off.

Master Information Technology Services Agreement.  We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support, data center management, software sales and software application development. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past. The master information technology services agreement is effective until February 2011 unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for a single one-year period or a single two-year period by providing a written notice of its intent to renew at least six months prior to the expiration date. FNF may also terminate the agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Under this agreement, FNF is obligated to pay us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we earned from FNF under this agreement during 2007 was $89.1 million.

We are currently in discussions with FNF regarding the terms of this agreement, including the services provided by us and the pricing for these services, particularly since some these services will be provided by LPS rather than us after the LPS spin-off. We anticipate that these discussions will be completed later this year and will result in amendments to the master information technology services agreement with FNF. In addition, at the time of the LPS spin-off, FNF will also enter into a new agreement with LPS for the provision by LPS of certain application development services that are currently being performed under our master information technology services agreement with FNF.

eLender Services and Premium Calculator Application Agreements.  We are party to agreements with FNF and certain of its subsidiaries, pursuant to which we have provided and/or received an interest in certain proprietary software known as “eLenderSolutions,” various software development services, and certain lender services business processing services. Under agreements and arrangements relating to title insurance premium rate calculator applications, FNF received application development services from us. Under the eLender services agreement, each of us and FNF conveyed our respective interests in the proprietary “eLenderSolutions” software to the other so that both we and FNF are the joint owners of the software, and FNF agreed to further develop the jointly owned software. In addition, under this agreement, FNF has agreed to process business for our subsidiaries that engaged in the LPS business, so that those subsidiaries can continue to operate as title agents in certain limited geographic areas where those subsidiaries otherwise lack ready access to title plants. Under the eLender services agreement, FNF licenses from us the use of certain proprietary business processes and related documentation in those limited geographic areas, and we provide FNF with oversight and advice in connection with the implementation of these business processes. Subject to certain early termination provisions, this agreement continues in effect until either (i) we acquire our own direct access to title plants in the relevant geographic area or (ii) FNF builds or otherwise acquires title plants for the relevant geographic area and provides access to us on acceptable terms. This agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement).

For the business processes and documentation and oversight and advisory services under the eLender services agreement, FNF pays fees to our FIS subsidiary equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. In addition, FNF has paid our FIS subsidiary for its development services with respect to the eLender software and the title insurance premium rate calculator applications. In 2007, FNF paid to us a total of $12.2 million related to these agreements.

The title insurance premium rate calculator application services were completed in 2007 and the agreements related to those services have been terminated. In addition, the development services provided under the eLender services agreement have also expired and have not been renewed. We are currently in discussions with FNF regarding the remaining provisions of the eLender services agreement and we anticipate that the eLender services agreement will either be terminated or assigned to LPS at the time of the LPS spin-off.

Software License Agreement.  One of our divisions, which after the LPS spin-off will be part of LPS, has been licensing software to FNF under a license agreement for a package of software known as “SoftPro.” SoftPro is a series of software programs and products (which LPS will own upon completion of the LPS spin-off) that have been and continue to be used by FNF’s title insurance company subsidiaries. FNF pays monthly fees to us for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location. During 2007, we received aggregate revenues of $17.2 million for the SoftPro license. After the LPS spin-off, FNF will continue to pay these monthly fees to LPS.

Issuing Title Agency Agreements.  Two of FNF’s title insurance company subsidiaries are parties to separate issuing agency contracts with certain of our subsidiaries that conduct the LPS business. Under these issuing agency contracts, our subsidiaries act as title agents for the FNF title insurance company subsidiaries in various jurisdictions. Our title agency appointments under these agreements are not exclusive and the FNF title insurance company subsidiaries each retains the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by our subsidiaries between July 22, 2004 and August 28, 2006.

During 2007, we earned $132.2 million in commissions from these agency agreements, representing a commission rate of 89% of premiums earned.

In connection with the LPS spin-off, our subsidiaries that are the parties to these issuing agency contracts will be subsidiaries of LPS, and thus, the issuing agency contracts will continue thereafter between FNF’s title insurance subsidiaries and subsidiaries of LPS.

Real Estate Data and Support Services Agreements.  Through certain of our subsidiaries who are engaged in the LPS business, we have historically provided and continue to provide various real estate and title related services to FNF, and FNF has historically provided and continues to provide various real estate related services to us, under a number of agreements and arrangements. These services relate to or arise out of the LPS business and following the

LPS spin-off, these agreements and arrangements will continue between FNF and LPS. The significant agreements and arrangements for these services are briefly described below.

•	Real Estate Data Services. We provide (and after the LPS spin-off, LPS will provide) real estate information to various FNF entities, consisting principally of data services required by the title insurers. We received $11.5 million from FNF for these services in 2007. Following the LPS spin-off, we expect LPS to continue to provide these services.

•	Flood Zone Determination Agreement. We provide (and after the LPS spin-off, LPS will provide) flood zone determination services to FNF pursuant to a flood zone determination agreement. Under the agreement, we make determinations and reports regarding whether certain properties are located in special flood hazard areas. The agreement expires on September 1, 2008, and can be renewed for successive one year terms upon 30 days written notice. In 2007, we received $0.6 million from FNF for these services. Following the LPS spin-off, we expect LPS to continue to provide these services.

•	Tax Services Agreements for Texas. One of our subsidiaries provides tax services to FNF’s title insurance subsidiaries pursuant to several tax service agreements. Under these agreements, we provide tax certificates to FNF’s title insurance companies for closings in the State of Texas, through a computerized tax service that allows the insurers to access and retrieve information from our computerized tax plant. During 2007, our subsidiary received $6.4 million from FNF’s title insurers for these services. Following the LPS spin-off, these agreements will continue between FNF and LPS, and LPS will continue to provide these services.

•	Section 1031 Tax Deferred Exchange Preferred Provider and Shared Services Arrangements. Certain of our subsidiaries have agreed to enter into a preferred provider and shared services arrangement with certain FNF subsidiaries to assist with commercial and investment-related real estate transactions and their compliance with the rules and regulations relating to real property exchanges that qualify as tax deferred exchanges under Section 1031 of the Internal Revenue Code. This relationship has historically operated through mutually agreed upon terms which have evolved over the last several years. We anticipate that following the LPS spin-off, these preferred provider and share services arrangements will be between LPS and FNF.

Title Plant Maintenance, Management, Access, Title Production Services and Related Agreements.

The Sale of Property Insight and the Title Plant Maintenance and Management Agreements.  Through August 31, 2007, the title plant assets of several of FNF’s title insurance subsidiaries were managed or maintained by our subsidiary, Property Insight, LLC (“Property Insight”), under various title plant management and maintenance agreements, in return for cash management fees and the right to sell access to that title plant information to title insurers, including FNF’s title insurance underwriters as well as other third party customers. On August 31, 2007, we completed the sale of Property Insight to FNF for $95 million in cash. At that time, the title plant maintenance and management agreements between Property Insight and the FNF title insurers were terminated.

For the period from January 1 through August 31, 2007, we received $16.5 million under the plant management and maintenance arrangements. In turn, we paid each of the FNF title insurance subsidiaries a royalty on sales of access to its respective title plants. The aggregate amount we paid to FNF’s subsidiaries for these title plant royalties was $3.7 million for the year ended December 31, 2007.

Titlepoint Development.  During 2007, a subsidiary of FNF was a party to a joint development and ownership agreement with Property Insight, whereby Property Insight provided development services for proprietary software known as “TitlePoint,” which was used in connection with the title plants owned by FNF’s title insurance subsidiaries. This agreement has expired and was not renewed. For 2007, we received $13.1 million from FNF for our development services under this agreement.

Property Insight also has agreements and arrangements with us regarding the title plants owned by FNF’s title insurance subsidiaries and managed and maintained by Property Insight. These agreements and arrangements are described below:

•	Title Plant Access and Title Production Agreements. Separate from the title plant management and maintenance arrangements, certain of our subsidiaries that are part of the LPS business were and continue to be party to a national master services agreement with Property Insight relating to title plant access for the LPS business with respect to real property located in various states. Under this agreement, Property Insight provides online database access, physical access to title records, use of space, image system use, and special software for use in connection with the LPS business. FNF receives a monthly fee (subject to certain minimum charges) based on the number of title reports or products ordered as well as fees for the other services FNF provides. The agreement expires in November 2009 and is automatically renewable for successive 3 year terms unless either party gives 30 days’ prior written notice. FNF also provides title production services to us under a title production services agreement, pursuant to which FNF provides services for fees based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2007, we paid $1.0 million for the title plant access and title production services. Following the LPS spin-off, the title plant access agreement and the title production services agreement will continue between FNF and LPS.

•	Offshore Support Services. Historically, Property Insight, formerly one of our subsidiaries, received certain limited offshore information technology-related support services, such as software development, programming, implementation, maintenance, consulting, flood services, call center and other similar services, under an intercompany master service provider agreement between one of our subsidiaries (on behalf of itself and our affiliates) and our offshore subsidiary. The pricing for the services is determined by mutual agreement determined at the time that the services are requested by the applicable subsidiary and agreed to be provided by our offshore subsidiary. Because Property Insight is no longer a subsidiary of FIS, Property Insight has entered into a separate arrangement with our offshore subsidiary for continuation of the services previously received. Following the LPS spin-off, these offshore services will continue to be provided to Property Insight by an offshore subsidiary of LPS.

Lease, Sublease, and Property Management Agreements.  We are party to various leases, subleases and property management agreements with FNF relating to FNF’s Jacksonville headquarters which is located on our corporate headquarters campus, most of which is owned and managed by us. We are party to a lease agreement, pursuant to which we lease to FNF certain portions of our Jacksonville, Florida headquarters corporate campus, located at 601 Riverside Avenue, for FNF’s Jacksonville headquarters. This agreement was originally entered into in March 2005 and expired on December 31, 2007. We are currently in negotiations with FNF to extend the lease for an additional 3 years on terms substantially similar to those in the current agreement, subject to adjustments in the rental rates to reflect current market prices for comparable office space. The current lease provides that the rentable square footage that we lease to FNF may, by mutual agreement, increase or decrease from time to time during the term of the lease as a result of reallocations of office space among FNF and us. In the event of any re-allocation or change in the leased square footage, the parties will memorialize the changes in the rentable square footage and the monthly base rent, which will be re-calculated based on the rentable square footage leased to us as a percentage of the total rentable square footage of office space available at the Jacksonville corporate campus. Under the current lease, FNF pays rent for the space leased, approximately 87,579 rentable square feet, at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. If FNF fails to pay timely, a default rate applies. In addition to paying base rent, for each calendar year commencing with 2005, FNF is obligated to pay us, as additional rent, our share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. FNF is also liable to the landlord for the entire cost of providing any services or materials exclusively to FNF.

We are also party to a property management agreement with FNF, as property manager, for the management of the office space at FNF’s Jacksonville headquarters building known as “Building V.” Terms of this property management agreement are similar to those customarily found in similar office property management arrangements, subject to the particular needs of the parties and nuances relating to the Jacksonville corporate campus. As compensation for our property management services, we receive an annual management fee equal to $20.19 per rentable square foot per annum, payable in arrears and paid in monthly installments of $440,034, as and to the extent collected from the monthly rental payment received from tenants. This agreement also expired on December 31, 2007, and we are currently in negotiations with FNF to extend the agreement for an additional 3 years on terms substantially similar to those in the current agreement.

We have also entered into a telecommunications services agreement with FNF, pursuant to which FNF reimburses us for FNF’s pro rata share of the telecommunications systems costs at the Jacksonville corporate campus, based on the aggregate number of employees that FNF has at the campus in comparison to the aggregate number of employees that we have at the campus. To coincide with the expiration of the lease agreement, the term of this agreement also expired on December 31, 2007. As with the lease, we are currently in negotiations with FNF to extend the term of this agreement for an additional 3 years on terms substantially similar to those in the current agreement.

In connection with the LPS spin-off, ownership of most of our Jacksonville corporate campus, including the office space that FNF currently leases from us, will be transferred to LPS. In conjunction therewith, we will also assign to LPS the property management agreement and the telecommunications services agreement.

We also sublease a portion of the office space in Building V for our operations pursuant to a sublease agreement with FNF. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with us, so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, like the lease, our sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. We anticipate that in connection with the LPS spin-off, our office space needs in Building V will change to reflect the separation of LPS. However, LPS may also need office space in Building V, and we anticipate that in connection with the LPS spin-off, LPS will enter into a new sublease agreement with FNF for LPS’s use of a portion of the office space in Building V for LPS’s operations. The term of our sublease agreement expired on December 31, 2007, but we are currently in negotiations with FNF to extend our sublease for an additional 3 years. Likewise, we anticipate that the term of the new LPS sublease will be 3 years. We further anticipate that the terms of our extended sublease and the terms of the new LPS sublease will mirror the management and economic effect of the terms and conditions of our lease agreement with FNF, with the rental rate under the subleases determined on the same formulaic basis as in the lease agreement.

In 2007, our receipts from FNF related to these arrangements, net of our payments to FNF, totaled $2.5 million.

Aircraft Cost Sharing Agreement.  We are party to an aircraft cost allocation agreement with FNF, pursuant to which each party agrees to reimburse the other for its pro rata share of the actual costs incurred in the use of the other party’s corporate aircraft. Pursuant to this agreement, we may utilize FNF’s corporate aircraft from time to time, and FNF may utilize our corporate aircraft, with an obligation to reimburse for the respective share of the costs. In 2007, we reimbursed $3.7 million to FNF and FNF reimbursed $2.5 million to us under this agreement.

In connection with the LPS spin-off, we are in discussions with FNF and LPS regarding arrangements for continued access by us, FNF and LPS to the corporate aircraft currently owned by us and by FNF, including personal use by our respective executives. Pursuant to these discussions, we anticipate that the aircraft cost allocation agreement will be amended to reflect an aircraft interchange arrangement between us and FNF. The interchange agreement will be for a term of not less than 3 years, but may be terminated by either party at any time upon 90 days’ prior written notice. The interchange agreement will provide that we will reimburse FNF, or FNF will reimburse us, for the net cost differential of our aggregate use of FNF’s aircraft and FNF’s aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement.

Sale of Leasing Assets of FNF Capital Leasing, Inc.  In connection with the separation from FNF, we completed a merger with FNF Capital, Inc. (“FNF Capital”), a leasing subsidiary of old FNF. On September 30, 2007, we sold certain leasing assets of FNF Capital back to FNF for $15.0 million cash and the assumption by FNF of certain non-recourse promissory notes that are secured by interests in certain leases and underlying equipment as well as a revolving credit facility that is secured by interests in other leases and underlying equipment, with an aggregate outstanding balance of $133.1 million at December 31, 2007. In connection with this sale of leasing assets, FNF also issued to us an unsecured note in the principal amount of $7.3 million, bearing interest at .45% in excess of the LIBOR rate, due October 2012 and requiring principal payments of $0.2 million payable quarterly.

During 2007, the largest aggregate amount of principal outstanding under the FNF unsecured note was $7.3 million, and as of March 15, 2008, the aggregate principal amount outstanding under that note is $7.1 million. From October 1, 2007 through December 31, 2007, we received interest income related to this unsecured note of $0.1 million. In addition to these note and credit facility obligations, during 2007 we paid FNF $10.3 million, and FNF paid us $0.8 million, for equipment lease costs financed or arranged through FNF Capital Leasing.

Our Investment in FNRES Holdings, Inc.  On December 31, 2006, FNF contributed $52.5 million to FNRES Holdings, Inc. (“FNRES”), which had previously been a wholly owned subsidiary of ours, in exchange for approximately 61% of the outstanding shares of FNRES. The remaining 39% of FNRES’s shares are held by us, but after the LPS spin-off, our ownership of 39% of FNRES will instead be held by LPS.

Sedgwick Master Information Technology Services Agreement.  A subsidiary of a minority-owned affiliate of FNF, Sedgwick CMS Holdings (“Sedgwick”), is party to a master information technology services agreement with us. Sedgwick, a company of which FNF owns 40% of the voting capital stock, is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from us, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Sedgwick for these services during 2007 was $37.8 million.

Agreements with LPS

To facilitate the LPS spin-off, we will enter into a various agreements with LPS, which are described below.

Contribution and Distribution Agreement.  The Contribution and Distribution Agreement will generally provide that, subject to the terms and conditions contained therein:

•	We will transfer all of our right, title and interest of, in and to (i) all of the shares and other securities of our subsidiaries specified in the Contribution and Distribution Agreement and (ii) all other properties, assets and rights of any nature, kind and description held by us immediately prior to the asset contribution that primarily relate to, arise out of or are held in connection with the LPS business.

•	In exchange, (i) we will receive shares of LPS common stock, (ii) we will receive one or more notes issued by LPS in the aggregate original principal amount of up to approximately $1.6 billion and (iii) LPS will assume all of our liabilities and obligations, as well as the liabilities and obligations of our subsidiaries and affiliates, required to be paid or performed or otherwise arising under certain agreements or in connection with transferred assets relating to the LPS business.

The Contribution and Distribution Agreement will also provide that we will cause our transfer agent to distribute to our record stockholders all of the shares of LPS common stock as determined by our board of directors in the board action approving the LPS spin-off dividend.

Tax Disaffiliation Agreement.  We will enter into the tax disaffiliation agreement with LPS as a condition to completion of the LPS spin-off. The purpose of this agreement is to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the LPS spin-off and related matters. LPS’s subsidiaries currently are members of our consolidated federal tax return. In addition, certain of LPS’s subsidiaries are included with our companies in state combined income tax returns. From and after the time of the distribution,

LPS subsidiaries will no longer be included in our consolidated federal income tax return or in any state combined return with any of our subsidiaries, and the tax sharing agreements that LPS and its subsidiaries have entered into in the past with us and our subsidiaries will be terminated. This agreement allocates responsibility between LPS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the distribution, subject to the indemnification provisions set forth in the tax disaffiliation agreement, which generally allocate tax costs to the company earning the income giving rise to the tax. This agreement also includes indemnifications for any adjustments to taxes for periods prior to the distribution and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the distribution, as a result of actions taken by the parties or otherwise.

Employee Matters Agreement.  We will enter into an employee matters agreement with LPS to allocate responsibility and liability for certain employee-related matters. LPS employees will continue to participate in certain of our employee benefit plans for an interim period following the LPS spin-off while LPS establishes plans and benefit arrangements for its employees. Under the employee matters agreement, LPS agrees to contribute to those plans (or reimburse us) the portions of the employer contributions and other employer-paid costs under those plans that are attributable to LPS employees. Such costs will include, for example, payment of 401(k) matching contributions for LPS employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to LPS employees. The services provided by us to LPS under the employee matters agreement will terminate as LPS’ plans and benefits are established and made available to its employees, but in any event the agreement will terminate no later than 24 months following the LPS spin-off.

Corporate Services and Administrative Support Agreements.  At the time of the LPS spin-off, we will into corporate and transition services agreements with LPS pursuant to which we will provide certain general corporate and other administrative support services to LPS, and LPS will provide to us certain information technology support services, in each case for an interim period not to exceed 24 months. The services to be provided include accounting, finance, legal, payroll, human resources and certain information technology support services. The pricing for the services to be provided by us to LPS, and by LPS to us, under these services agreements will be on a cost-only basis, with LPS in effect reimbursing us, and us reimbursing LPS, for the costs and expenses incurred in providing these corporate services. With certain exceptions, these support agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that most of the services terminate 24 months after the completion of the LPS spin-off.

Lease Agreement for FIS.  Effective as of the LPS spin off, LPS will be the owner and manager of substantially all of the Jacksonville corporate campus. We will enter into a lease agreement pursuant to which LPS will lease to us certain portions of the Jacksonville headquarters campus for use by our personnel. This lease arrangement will relate solely to office space and will continue for a term to be agreed. Under the lease, in addition to paying base rent, we will be obligated to pay LPS for our share of the reasonable estimated operating expenses for the entire Jacksonville headquarters campus that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. In addition, in conjunction with this lease, we will also enter into an agreement with LPS regarding telecommunication services, pursuant to which we will reimburse LPS for our pro rata share of the telecommunications systems costs at the Jacksonville corporate campus, based on the aggregate number of employees that we have at the campus in comparison to the aggregate number of employees that LPS and FNF have at the campus.

Agreements Relating to Corporate Aircraft Use.  In connection with the LPS spin-off, we are in discussions with FNF and LPS regarding arrangements for continued access by us, FNF and LPS to the corporate aircraft currently owned by us and by FNF, including personal use by our respective executives. We anticipate that we will enter into a new lease with LPS for LPS’s use from time to time of our corporate aircraft. However, FNF is also discussing with LPS the possible assignment or transfer of one of FNF’s corporate aircraft to LPS for appropriate consideration. We anticipate that these discussions will be concluded later this year. If FNF transfers or assigns corporate aircraft to LPS, we will enter into an aircraft interchange agreement with LPS on terms similar to the aircraft interchange agreement to be entered into with FNF, so that we will have continued access to LPS corporate aircraft as well.

Third Party Customer Services Support Agreements.  So that we and LPS can continue to provide services seamlessly to our respective existing customers, in certain limited circumstances we will enter into service support agreements with LPS pursuant to which we will subcontract with LPS, and LPS will subcontract with us, to provide support services required under our contracts with our respective customers. The term of these agreements will be for the period required to provide uninterrupted service to the customer under the relevant customer contract.

Other Related Person Transactions and Relationships

During 2007, EverBank and its affiliates paid us approximately $4.2 million for certain lender processing services. The services were provided in the ordinary course of business and at our ordinary rates for such services. Robert M. Clements, our director, is the Chairman and Chief Executive Officer of Everbank.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Conduct, our directors and officers are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in carrying out an assigned job responsibility, or with our interests as a whole. To protect against such conflicts, our Code of Conduct expressly prohibits the following:

•	Our directors and officers may not have any financial interest (other than as a minor shareholder of a publicly traded company), either directly or indirectly, in any of our suppliers, contractors, customers or competitors, or in any business transaction involving us, without the prior written approval of our compliance officer.

•	Our directors and officers may not engage in any business transaction on our behalf with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without the prior written approval of our compliance officer or another appropriate Company officer.

•	Our directors and officers may not use Company property or services for their personal benefit unless (i) use of that property and those services has been approved for general employee or public use, or (ii) he or she has obtained our prior approval. Our directors and officers are also expressly prohibited from selling, lending, giving away or otherwise disposing of Company property, regardless of condition or value, without proper authorization.

•	Our directors and officers are prohibited from (a) taking for themselves personally business opportunities that conflict with our interests that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with us.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. A team comprised of our selected staff from the legal, internal audit and human resources departments has responsibility for developing and implementing procedures for reviewing and evaluating any relevant transactions and relationships under our Code of Conduct. We have appointed a compliance officer who performs various ongoing administrative functions in connection with our Code of Conduct and, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our compliance officer. The compliance officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the compliance officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. We expect that any waiver of the provisions of our Code of

Conduct will be infrequent and will be granted by the compliance officer (or other applicable supervising officer) only when justified by unusual circumstances. In addition, any waiver of the provisions of our Code of Conduct with respect to any of our directors or executive officers must be approved by our audit committee and will be promptly disclosed to the extent required by applicable laws or stock exchange listing standards. Any director, officer or employee who has violated our Code of Conduct may be subject to a full range of penalties including oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2007. Based solely upon a review of these reports, we believe that during 2007, all of our directors and officers complied with the requirements of Section 16(a), other than Brent B. Bickett, Francis K. Chan, William P. Foley, II, Michael L. Gravelle and Francis R. Sanchez, who each filed one late report due to an administrative error; Daniel T. Scheuble and Eric Swenson, who each filed two late reports due to administrative errors; and Keith W. Hughes and David K. Hunt, who filed seven and six late reports, respectively, due to administrative errors.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2009 must be received by the Company no later than December 16, 2008. Any other proposal that a shareholder wishes to bring before the 2009 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2008. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2009 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Lee A. Kennedy
President and Chief Executive Officer

Dated: April 15, 2008

Annex A

FIDELITY NATIONAL INFORMATION SERVICES, INC.
2008 OMNIBUS INCENTIVE PLAN

A-i

A-ii

A-iii

Page

Article 23. Legal Construction		A-14
23.1	Gender, Number and References	A-14
23.2	Severability	A-14
23.3	Requirements of Law	A-14
23.4	Governing Law	A-14
23.5	Non-Exclusive Plan	A-14
23.6	Code Section 409A Compliance	A-14

A-iv

Fidelity National Information Services, Inc.

2008 Omnibus Incentive Plan

Article 1.  Establishment, Objectives, and Duration

1.1 Establishment of the Plan.  Fidelity National Information Services, Inc., a Georgia corporation, hereby establishes an incentive compensation plan to be known as the “Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan will become effective on May 29, 2008 (the “Effective Date”) if it is approved by the Company’s stockholders at the Company’s 2008 annual stockholders meeting. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan.  The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan.  No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2.  Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1 “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2 “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3 “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8 “Company” means Fidelity National Information Services, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc., and any successor thereto.

2.9 “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11 “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13 “Employee” means any employee of the Company or a Subsidiary.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16 “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18 “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21 “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22 “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.24 “Performance Period” means the period during which a performance measure must be met.

2.25 “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.26 “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.27 “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.28 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.29 “Replacement Awards” means Awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. For all purposes hereunder, Replacement Awards shall be deemed Awards.

2.30 “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.31 “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32 “Share” means a share of Class A common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.33 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.34 “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.35 “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3.  Administration

3.1 The Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee.  Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4.  Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 11,200,000 (which amount includes 10,500,000 newly authorized shares and 700,000 Shares previously authorized under the Certegy Inc. Stock Incentive Plan (the “Certegy Plan”) which have not been granted), provided that:

(i) Shares that are potentially deliverable under an Award granted under the Plan or under the amended and restated Certegy Inc. Stock Incentive Plan that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan.

(ii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

If Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan. Each SAR issued under the Plan will be counted as one share issued under the Plan without regard to the number of Shares issued to the Participant upon exercise of such SAR.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b) Subject to adjustment as provided in Section 4.3 herein, 6,000,000 Shares may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2 Individual Limits.  Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options:  The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(b) SARs:  The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(c) Restricted Stock:  The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units:  The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares:  The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units:  The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards:  The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents:  The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3 Adjustments in Authorized Shares and Awards.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R), such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause an equitable adjustment to be made (i) in the number and kind of Shares that may be delivered under the Plan under Section 4.1 hereof, (ii) in the individual limitations set forth in Section 4.2 hereof and (iii) with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights. The number of Shares subject to any Award shall always be rounded down to a whole number when adjustments are made pursuant to this Section 4.3. Adjustments made by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

Article 5.  Eligibility and Participation

5.1 Eligibility.  Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2 Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.  Options

6.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3 Exercise Price.  The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4 Duration of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment.  Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Dividend Equivalents.  At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

6.9 Termination of Employment or Service.  Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10 Nontransferability of Options.

(a) Incentive Stock Options.  ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b) Nonqualified Stock Options.  NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. NQSOs may not be transferred for value or consideration.

Article 7.  Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2 Exercise of Tandem SARs.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3 Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4 Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5 Term of SARs.  The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6 Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7 Dividend Equivalents.  At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

7.8 Termination of Employment or Service.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9 Nontransferability of SARs.  SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. SARs may not be transferred for value or consideration.

Article 8.  Restricted Stock

8.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2 Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4 Removal of Restrictions.  Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5 Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions.  Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8 Nontransferability of Restricted Stock.  Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9.  Restricted Stock Units and Performance Shares

9.1 Grant of Restricted Stock Units/Performance Shares.  Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2 Award Agreement.  Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3 Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4 Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5 Dividend Equivalents.  At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

9.6 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7 Nontransferability.  Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.  Performance Units

10.1 Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2 Award Agreement.  Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3 Value of Performance Units.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4 Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5 Dividend Equivalents.  At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

10.6 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7 Nontransferability.  Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11.  Other Awards

11.1 Grant of Other Awards.  Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2 Payment of Other Awards.  Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3 Termination of Employment or Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4 Nontransferability.  Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12.  Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13.  Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14.  Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15.  Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16.  Rights of Participants

16.1 Continued Service.  Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2 Participation.  No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17.  Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18.  Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19.  Amendment, Modification, and Termination

19.1 Amendment, Modification, and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee does not have the power to amend the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Company is not permitted to purchase for cash previously granted options with an exercise price that is greater than the Company’s trading price on the proposed date of purchase. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3 Awards Previously Granted.  No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4 Compliance with the Performance-Based Exception.  If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 20.  Withholding

20.1 Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2 Use of Shares to Satisfy Withholding Obligation.  With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21.  Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22.  Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23.  Legal Construction

23.1 Gender, Number and References.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

23.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4 Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

23.5 Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

23.6 Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FL 32204
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Fidelity National Information Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FDLTN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIDELITY NATIONAL INFORMATION SERVICES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS BELOW. Vote On Directors

1.	To elect to the Board of Directors. Nominees: 01) Marshall Haines 02) David K. Hunt 03) Cary H. Thompson	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐

3.	To approve the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Vote by Internet at our Internet Address: www.proxyvote.com
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▲  PLEASE DETACH HERE  ▲

FIDELITY NATIONAL INFORMATION SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD MAY 29, 2008
     The undersigned hereby appoints William P. Foley, II and Lee A. Kennedy, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 31, 2008, at the Annual Meeting of Shareholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 29, 2008, or any adjournment thereof.
     This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 29, 2008 at 10:00 a.m., eastern time from persons who participate in either (1) the Fidelity National Information Services, Inc. 401 (k) Profit Sharing Plan (the “401 (k) Plan”), or (2) the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401 (k) Plan and the ESPP.
     By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401 (k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of March 31, 2008. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 27, 2008. For shares voted by phone or Internet, the deadline is 11:59 p.m. eastern time on May 26, 2008. For the 401 (k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401 (k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
(Continued on reverse side)